UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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CHART INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CHART INDUSTRIES, INC.

3055 Torrington Drive

Ball Ground, Georgia 30107

April 11, 2018

To the Stockholders of Chart Industries, Inc.:

This year’s Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Friday, May 25, 2018 at the Renaissance Atlanta Airport Gateway Hotel, 2081 Convention Center Concourse, Atlanta, GA 30337. We will be reporting on Chart’s activities and you will have an opportunity to ask questions about our operations.

We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy card as soon as possible or the submission of a proxy by telephone or the Internet by following the instructions on the proxy card would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your previously submitted proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for your continued support and confidence.

Sincerely yours,

Samuel F. Thomas Executive Chairman

CHART INDUSTRIES, INC.

3055 Torrington Drive

Ball Ground, Georgia 30107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2018

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Friday, May 25, 2018 at the Renaissance Atlanta Airport Gateway Hotel, 2081 Convention Center Concourse, Atlanta, GA 30337, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of the company for the year ending December 31, 2018;

3.	To approve, on an advisory basis, the company’s executive compensation; and

4.	To transact any other business as may properly come before the Annual Meeting.

HOW TO VOTE

Only holders of the company’s common stock of record as of the close of business on Tuesday, March 27, 2018 are entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided or submit a proxy by telephone or the Internet by following the instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their previously submitted proxy and vote in person.

By Order of the Board of Directors,
Sincerely yours,

Samuel F. Thomas
Executive Chairman

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

CHART INDUSTRIES, INC.

3055 Torrington Drive

Ball Ground, Georgia 30107

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Mailed on or about April 11, 2018

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company,” “Chart,” “we,” “us” and “our”) for use at the Annual Meeting of Stockholders of the Company on May 25, 2018 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”). The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Why do the proxy materials contain information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has opted to provide access to our proxy materials primarily over the Internet, which will allow us to capture costs and reduce the environmental impact of printing and mailing proxy materials. Proxy materials for the Company’s Annual Meeting, including the 2017 Annual Report and this proxy statement, are available over the Internet by accessing www.proxydocs.com/GTLS. While we have elected to make our proxy materials available online, you may request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an additional printed copy are available at www.proxydocs.com/GTLS. You also can obtain a printed copy of this proxy statement, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107, or by submitting a request via email to derek.swanson@chartindustries.com or by telephone at 770-721-8800.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding our common stock (“Common Stock”) for expenses incurred in sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview. We may also retain a proxy solicitation firm to assist in the solicitation of proxies.

What voting rights do I have as a Stockholder?

On each matter to be voted on, you have one vote for each outstanding share of our Common Stock you own as of March 27, 2018, the record date for the Annual Meeting. Only stockholders of record at the close of business on March 27, 2018 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 30,972,880 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

How do I vote?

If you are a stockholder of record, you can vote: (i) in person at the Annual Meeting; (ii) by signing and mailing in your proxy card in the enclosed envelope (if you elected to receive printed materials); (iii) by submitting a proxy by telephone by calling 1-866-509-1048; or, (iv) via the Internet at www.proxypush.com/GTLS. Stockholders who wish to attend the Annual Meeting in person may receive directions to the Annual Meeting location by contacting our Secretary at 770-721-8800. Proxies submitted via the telephone or Internet must be received by 5:00 p.m. Eastern Time on May 24, 2018. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or Internet, please follow the instructions on the proxy card.

2018 Proxy Statement	Chart Industries, Inc. - 1

If you are a stockholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the ratification of Ernst & Young LLP, and “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares of Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary (we must receive your new proxy card or written notice before the Annual Meeting begins), or you may attend the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify a Chart representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve each of the proposals?

•	Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected (plurality). However, we have adopted a majority voting policy that is applicable in uncontested director elections. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from that director or the director must submit his or her resignation. The Nominations and Corporate Governance Committee, or, in limited circumstances, the Board, would then consider whether to recommend that the Board accept or reject the resignation (see “Corporate Governance and Related Matters — Corporate Governance Guidelines — Majority Voting Policy” below for additional details). A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

•	Auditor Ratification (Proposal 2). Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification.

•	Approval, on an advisory basis, of the Company’s executive compensation (Proposal 3). The executive compensation advisory vote will be decided by the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the proposal. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our executive compensation program.

What constitutes a quorum?

A quorum of stockholders will be present at the Annual Meeting if at least a majority of the aggregate voting power of Common Stock outstanding on the record date is represented at the Annual Meeting, in person or by proxy. With 30,972,880 shares outstanding as of the close of business on the record date, stockholders representing at least 15,486,441 shares will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can Stockholders make proposals for the 2018 Annual Meeting?

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received such proposals no later than December 12, 2017.

2 - Chart Industries, Inc.	2018 Proxy Statement

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. The Company’s By-Laws require all stockholders who intend to make proposals at an annual meeting to submit their proposals to the Company within specific dates in order to be eligible for consideration at an annual meeting. See “Stockholder Communications with the Board” on page 13, and “Stockholder Proposals for 2019 Annual Meeting” on page 70, for more details about this By-Laws provision. To be eligible for consideration at the 2018 Annual Meeting, proposals that were not submitted for inclusion in the proxy statement by December 12, 2017 must have been received by the Company no earlier than January 25, 2018 and no later than February 24, 2018. The Company has not received any stockholder proposals for the 2018 Annual Meeting.

2018 Proxy Statement	Chart Industries, Inc. - 3

Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes show information regarding the beneficial ownership of our Common Stock as of March 27, 2018 by:

•	each person who is known by us to own beneficially more than 5% of our Common Stock;

•	each director, each nominee for election as director, and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

	Shares Beneficially Owned(1)

Name of Beneficial Holder	Number	Percent of Common Stock
T. Rowe Price Associates, Inc.(2)	4,049,364	13.1%
BlackRock, Inc.(3)	3,993,713	12.9%
The Vanguard Group(4)	2,820,137	9.1%
Broadview Investments B.V.(5)	2,750,852	8.9%
Dimensional Fund Advisors LP(6)	2,473,811	7.9%
Eagle Asset Management, Inc.(7)	1,702,195	5.5%
Samuel F. Thomas(8)	667,019	2.2%
William C. Johnson(9)	31,785	*
Mary C. Cook(10)	6,377	*
Jillian C. Evanko(11)	3,911	*
Gerald F. Vinci(12)	4,363	*
Kenneth J. Webster(13)	9,969	*
Robert H. Wolfe(14)	2,983	*
DeWayne R. Youngberg(15)	—	*
W. Douglas Brown(16)	16,935	*
Carey Chen(17)	—	*
Richard E. Goodrich(18)	13,530	*
Terrence J. Keating(19)	12,779	*
Steven W. Krablin(20)	20,817	*
Michael L. Molinini(21)	2,510	*
Elizabeth G. Spomer(22)	11,779	*
Thomas L. Williams(23)	11,376	*
All directors and officers as a group (11 persons)(24)	797,425	2.6%

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise or conversion of outstanding options and stock rights covering Common Stock, if any, exercisable by such owner within 60 days after March 27, 2018, but no exercise of outstanding options or stock rights covering Common Stock held by any other person.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2018, T. Rowe Price Associates, Inc. (“T. Rowe Price”) and T. Rowe Price Small-Cap Stock Fund, Inc. (“T. Rowe Price Small Cap”) reported beneficial ownership of an aggregate of 4,049,364 shares. T. Rowe Price indicated that it maintains sole voting power over 715,153 shares and sole dispositive power over 4,049,364 shares. T. Rowe Price Small-Cap indicates that it maintains sole voting power over 1,730,500 shares. T. Rowe Price is located at 100 E. Pratt Street, Baltimore, MD 21202.

(3)

According to a Schedule 13G/A filed with the SEC on January 24, 2018 by BlackRock, Inc., reporting beneficial ownership for itself and BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset

4 - Chart Industries, Inc.	2018 Proxy Statement

Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., and BlackRock Financial Management, Inc. (collectively “BlackRock”), BlackRock reported having sole voting power over 3,929,475 shares and sole dispositive power over 3,993,713 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(4)	According to a Schedule 13G/A filed with the SEC on February 7, 2018, The Vanguard Group, for itself and Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, “Vanguard”), reported beneficial ownership of an aggregate of 2,820,137 shares, including sole voting power over 34,046 shares, sole dispositive power over 2,783,754 shares, shared voting power over 5,072 shares, and shared dispositive power over 36,383 shares. In its Schedule 13G/A, Vanguard further specified that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly-owned subsidiaries of The Vanguard Group, Inc. and are beneficial owners of 31,311 shares and 7,807 shares, respectively. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355.

(5)	According to a Schedule 13D/A filed with the SEC on September 13, 2017, Broadview Investments B.V. (“Broadview”), for itself and Broadview Holding B.V., HAL Investments B.V., HAL Investments Nederland B.V., HAL International Investments Luxembourg S.à.r.l, HAL Investments S.à.r.l, and HAL Holding N.V., reported beneficial ownership of an aggregate of 2,750,852 shares, including shared voting power and shared dispositive power over such 2,750,852 shares. All of the shares are directly owned by Broadview. All decisions regarding voting and disposition of the shares are made by Broadview through its director and HAL Holding through its executive board. As such, HAL Holding may be deemed to have shared voting and dispositive power over the shares of Common Stock which are or may be deemed to be beneficially owned by Broadview; however, HAL Holding disclaims beneficial ownership of such shares. HAL Trust holds all of the shares of HAL Holding. The trustees of HAL Trust act in accordance with the instructions of the shareholders of HAL Trust. Mr. M. van der Vorm and Mr. C.O. van der Vorm may be deemed to control two entities that together control a majority of the voting power of the shares of HAL Trust. Mr. M. van der Vorm and Mr. C.O. van der Vorm both disclaim beneficial ownership of the shares of Common Stock which are or may be deemed to be beneficially owned by Broadview. Broadview is located at Van der Does de Willeboissingel 13, 5211 CC’s-Hertogenbosch, Netherlands.

(6)	According to a Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of Chart that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Chart held by the Funds. Dimensional disclaims beneficial ownership of such securities. The Schedule 13G reported sole voting power over 2,320,557 shares and sole dispositive power over 2,437,811 shares. Dimensional is located at Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(7)	According to a Schedule 13G filed with the SEC on January 8, 2018, Eagle Asset Management, Inc. (“Eagle”) reported beneficial ownership of an aggregate of 1,702,195 shares. Eagle is located at V880 Carillon Parkway, St. Petersburg, FL 33716.

(8)	Mr. Thomas is a director and executive officer of the Company. Shares beneficially owned by Mr. Thomas include 317,898 shares which he has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options, 28,275 shares which are owned by his spouse and 184,020 shares held by separate trusts for the benefit of Mr. Thomas’s family.

(9)	Mr. Johnson is is a director and executive officer of the Company. Shares beneficially owned by Mr. Johnson include 24,858 shares which he has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options.

(10)	Ms. Cook was an executive officer of the Company until she stepped down as Chief Accounting Officer and Controller effective September 8, 2017. The amounts included in this beneficial ownership table are based on information available as of that date and the Company has no information regarding any subsequent activities since that date. Shares beneficially owned by Ms. Cook include 3,946 shares which she has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options.

2018 Proxy Statement	Chart Industries, Inc. - 5

(11)	Ms. Evanko is an executive officer of the Company. Shares beneficially owned by Ms. Evanko include 3,080 shares which she has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options.

(12)	Mr. Vinci is an executive officer of the Company. Shares beneficially owned by Mr. Vinci include 3,507 shares which he has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options.

(13)	Mr. Webster was an executive officer of the Company until he stepped down as Vice President and Chief Financial Officer effective March 1, 2017. The amounts included in this beneficial ownership table are based on information available as of that date.

(14)	Mr. Wolfe was an executive officer of the Company until he stepped down as Vice President, General Counsel and Secretary effective as of October 26, 2017. The amounts included in this beneficial ownership table are based on information available as of that date and the Company has no information regarding any subsequent activities since that date. Shares beneficially owned by Mr. Wolfe include 11,100 shares which he has the right to acquire within 60 days of March 27, 2018 through the exercise of stock options.

(15)	Mr. Youngberg was an executive officer of the Company until his departure from the Company effective March 31, 2018. All of Mr. Youngberg’s 2018 unvested equity awards were forfeited upon his departure.

(16)	Mr. Brown is a director of the Company. Shares beneficially owned by Mr. Brown include 8,286 shares which have been deferred.

(17)	Mr. Chen is a director nominee of the Company.

(18)	Mr. Goodrich is a director of the Company.

(19)	Mr. Keating is a director of the Company. Shares beneficially owned by Mr. Keating include 10,977 shares which have been deferred.

(20)	Mr. Krablin is a director of the Company. Shares beneficially owned by Mr. Krablin include 13,556 shares which have been deferred.

(21)	Mr. Molinini is a director of the Company. Shares beneficially owned by Mr. Molinini include 2, 510 shares which have been deferred.

(22)	Ms. Spomer is a director of the Company. Shares beneficially owned by Ms. Spomer include 10,739 shares which have been deferred.

(23)	Mr. Williams is a director of the Company.

(24)	The number of shares shown as beneficially owned by the Company’s directors and executive officers (as of March 27, 2018) as a group includes 349,343 shares which the Company’s directors and executive officers as a group have the right to acquire within 60 days of March 27, 2018.

* Less than 1%.

6 - Chart Industries, Inc.	2018 Proxy Statement

Corporate Governance and Related Matters

CORPORATE GOVERNANCE UPDATES

Our Company leadership underwent a number of changes in 2017. Kenneth Webster, our Vice President and Chief Financial Officer (“CFO”), stepped down from his position at the Company on March 1, 2017 and was succeeded by Jillian (“Jill”) Evanko. William (“Bill”) Johnson, who had joined the Company as our President and Chief Operating Officer (“COO”) on July 13, 2016, was appointed as President and Chief Executive Officer effective as of May 25, 2017, and elected to our Board on the same date. Robert Wolfe, the Company’s Vice President, General Counsel and Secretary, resigned from the Company effective October 26, 2017 and was succeeded by the former General Counsel of Hudson, DeWayne Youngberg, who has since left the Company. Finally, Mary (“Katie”) Cook resigned as our Chief Accounting Officer on September 8, 2017, and was succeeded by Ms. Evanko. In connection with these leadership changes, we substantially completed the relocation of our corporate headquarters from Garfield Heights, Ohio, to our facilities in Canton, Georgia in the third quarter of 2017.

As previously disclosed, in connection with the Company’s ongoing efforts to achieve an orderly succession plan, Samuel Thomas, our current Executive Chairman, will step down from his position as Executive Chairman, effective at the 2018 Annual Meeting of Stockholders, and will not be standing for re-election at the 2018 Annual Meeting of Stockholders. Mr. Johnson will succeed Mr. Thomas as Chairman of the Board of Directors, effective at the 2018 Annual Meeting of Stockholders.

Finally, in connection with the Board’s continual assessment of the size and operation of the Board, the Board determined to reduce the size of the Board from nine members to seven members effective as of the 2018 Annual Meeting and accordingly nominated six current directors and one new candidate, Mr. Carey Chen, for election at its 2018 Annual Meeting. Two of our existing non-employee directors, Messrs. Keating and Goodrich, will retire from service on our Board at the 2018 Annual Meeting.

BOARD LEADERSHIP STRUCTURE

We do not have an express policy as to whether the roles of Chairman and CEO should be combined or separated. The Board maintains the flexibility to determine the leadership structure that best serves the interests of the Company. The independent directors of the Nominations and Corporate Governance Committee (“NCGC”) conduct annual assessments of the Company’s corporate governance structures and processes, and the NCGC regularly considers and is open to different Board leadership structures as circumstances may warrant. In light of Mr. Johnson’s appointment as Chairman of the Board, effective at the Annual Meeting, the positions of Chairman and CEO will be combined.

The Board gave extensive consideration to the Company’s strategic goals, to Mr. Johnson’s effective leadership of Chart, his expert knowledge of the industries we serve, and his collaborative working style in determining to appoint him as Chairman. The Board believes that a combined Chairman and CEO who works in conjunction with a Lead Independent Director, is the appropriate leadership structure for our organization. Our corporate governance structure enables strong leadership, creates clear accountability, and enhances our ability to communicate its strategy and message clearly and consistently to stockholders, customers, suppliers, employees, and other constituencies.

Lead Independent Director. The Board recognizes the importance of independent oversight of the CEO and management. Accordingly, the Chairman and CEO will continue to work in conjunction with a Lead Independent Director. The NCGC conducts an annual review of the responsibilities of the Lead Independent Director to ensure these responsibilities enhance the ability of the Lead Independent Director to work collaboratively with the Chairman and CEO and management, while also providing strong independent oversight and outside expertise.

Mr. Krablin was selected as our Lead Independent Director in June 2015. In selecting the Lead Independent Director, the Board considers feedback from the other independent directors and the Chairman. As Lead Independent Director, Mr. Krablin’s duties include, among other matters: (1) leading the Board’s executive sessions and those meetings of the Board at which members of management, including the Chairman and CEO, are not present; (2) coordinating the activities of independent directors; (3) liaising between the Chairman and CEO, and the independent directors; and (4) receiving and managing communications from stockholders addressed to non-management directors. Our Lead Independent Director is also in communication with senior management on matters of Board-level importance to our Company.

2018 Proxy Statement	Chart Industries, Inc. - 7

BOARD’S ROLE IN RISK OVERSIGHT

Our management team is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, is responsible for the oversight of material risk management. In its risk oversight role, the Board reviews significant individual matters, as well as risk management processes designed and implemented by management with respect to risk generally. The Board has designated the Audit Committee as the Board committee with general risk oversight responsibility. The Audit Committee has quarterly discussions with management about the Company’s major risk exposures, those processes management has implemented to monitor and control those exposures, and broader risk categories, including risk assessment and risk management policies. Management provides quarterly reports to the Audit Committee regarding areas of material risk to the Company, which include operational, financial, legal, regulatory, strategic, and reputational risks. Additionally, members of our senior corporate management and the senior executives of our business units regularly attend Board meetings, and are available to address Board inquiries on risk oversight matters generally or on individual matters of significance to the Company. Separate and apart from quarterly risk reviews and other communications between senior executives and the Board, many actions that potentially present a higher risk profile, such as acquisitions, material changes to our capital structure, or significant investments, require review or approval by the Board or its committees as a matter of oversight and corporate governance.

CORPORATE GOVERNANCE GUIDELINES

The Board, directly and through its committees, continuously monitors emerging best practices in corporate governance and has adopted Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107. The Company’s Corporate Governance Guidelines have evolved over time, as customary practice and legal requirements change, or as our Board deems appropriate from time to time.

Majority Voting Policy. In December 2013, the Board approved and adopted changes to the Guidelines to implement a majority voting policy in uncontested director elections. Our Corporate Governance Guidelines now require that a director nominee in an uncontested election who does not receive the affirmative vote of a majority of votes cast submit an offer of resignation to the NCGC. Voter abstentions and broker non-votes are not considered votes cast for this purpose and thus are not counted as either votes “for” or “withheld” from a director’s election. An “uncontested election” is an election in which the number of director nominees does not exceed the number of directors to be elected at that meeting.

Director nominees who fail to receive the affirmative vote of a majority of votes cast in an uncontested election must promptly tender an offer of resignation for consideration by the NCGC or, in limited circumstances, the Board, in accordance with the Corporate Governance Guidelines. The NCGC will review the resignation and make a recommendation to the Board on whether it should accept or reject such offer. A director nominee who tenders resignation pursuant to this policy will not participate in the NCGC review, or the Board consideration of whether to accept or reject his or her resignation. The NCGC and the Board will take into account the facts and circumstances they deem appropriate in considering such offer of resignation, including those written in our Guidelines. Thereafter, the Board will make and publicly disclose its decision to accept or reject an offer of resignation submitted pursuant to this policy within 90 days following certification of the applicable election results. If an offer of resignation pursuant to this policy is rejected, the Board will disclose publicly its reasons for rejecting the offer.

Executive Compensation Clawback Policy. Effective January 1, 2015, our Compensation Committee adopted an executive compensation clawback policy. For information about the Company’s clawback policy, turn to “Other Compensation Policies” on page 34.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines and the NASDAQ listing standards provide that at least a majority of the members of the Board of Directors must be independent, or free of any material relationship with the Company, other than his or her relationship as a director or Board Committee member. A director is not independent if he or she fails to satisfy the standards for independence under the NASDAQ listing standards, the rules of the SEC, or any other applicable laws, rules and regulations.

8 - Chart Industries, Inc.	2018 Proxy Statement

The Board of Directors conducts an annual review of our directors’ independence. In this review, the Board considers transactions, relationships and arrangements between the Company and each director or immediate family member of the director. The Board also considers transactions, relationships and arrangements between Company senior management and each director or immediate family member of the director. In February 2018, the Board of Directors performed its director independence review for 2018.

As a result of this review, the Board determined that all of our non-management director nominees are independent and satisfy NASDAQ independence requirements. Messrs. Johnson and Thomas (who will retire from the Board at the 2018 Annual Meeting) are not considered independent because of their employment with the Company.

In the course of determining the independence of Mr. Molinini, the Board specifically considered his role as former CEO and President of Airgas, Inc. and determined that his previous employment did not impact his independence. In the course of determining the independence of Mr. Williams, the Board specifically considered his position as the Chairman and CEO of Parker Hannifin. From time to time, in the ordinary course of business, the Company makes sales to, or purchases from, Parker Hannifin. These amounts are, and have historically been, de minimis. The Board does not believe this relationship impairs the independence of Mr. Williams, or that Mr. Williams has any material interest in any transaction between the Company and Parker Hannifin.

BOARD MEETINGS

There were ten meetings of the Board of Directors during the fiscal year ended December 31, 2017. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he or she served as a director and (2) the total number of meetings held by committees of the Board on which he or she served. Board members are expected to attend our Annual Meeting of Stockholders, and all current members attended the 2017 Annual Meeting. In fiscal year 2017, nine of the ten meetings of the Board of Directors were regular meetings and there were nine executive sessions. Executive sessions are presided over by the Lead Independent Director and are generally held in connection with each regularly scheduled Board meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees that conduct regular business: the Audit Committee; the Compensation Committee; and the Nominations and Corporate Governance Committee. In addition to its standing committees, the Board maintains a Special Stock Plan Committee. The Compensation Committee delegated limited authority to the Special Stock Plan Committee to grant certain equity awards under the Chart Industries, Inc. 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”), as well as awards under the prior 2009 Amended and Restated Omnibus Equity Plan (the “2009 Omnibus Plan”), to key employees other than executive officers and our business group presidents. The Special Stock Plan Committee is described in more detail beginning on page 11.

The Board of Directors may change committee membership from time to time on the recommendation of the NCGC. Most recently, in May 2017, Mr. Molinini was added to the Compensation Committee.

Nominations and Corporate Governance Committee

Current Members*	Met four times in fiscal year 2017
Thomas L. Williams (Chair) W. Douglas Brown Terrence J. Keating Steven W. Krablin Elizabeth G. Spomer
* Mr. Keating is retiring from the Board and will cease service on the NCGC effective as of the 2018 Annual Meeting.

Independence. The NCGC is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

Primary Responsibilities. The NCGC is responsible for, among other things: (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us; (2) developing and recommending to the Board of Directors compensation for Board members; (3) consulting with our Audit Committee and the Board of Directors

2018 Proxy Statement	Chart Industries, Inc. - 9

regarding the adoption of codes of conduct applicable to all employees and directors when required by the rules of NASDAQ and adopting procedures for monitoring and enforcing compliance with such codes of conduct; (4) reviewing our compliance with state and federal corporate governance laws and regulations and with the NASDAQ corporate governance listing requirements; (5) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors; (6) establishing criteria for the selection of new directors to serve on the Board of Directors and reviewing the appropriate skills and characteristics required of directors; (7) identifying, screening and recommending nominees to be proposed by us for election as directors at the Annual Meeting of Stockholders, or to fill vacancies; (8) considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders; (9) reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee; and (10) establishing criteria for, overseeing the process for, and leading the annual performance self-evaluation of the Board of Directors and each committee.

Charter. The NCGC is governed by the NCGC Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of the NCGC Charter, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107.

Audit Committee
Current Members*	Met six times in fiscal year 2017
Steven W. Krablin (Chair) Richard E. Goodrich Terrence J. Keating Elizabeth G. Spomer
* Messrs. Goodrich and Keating are retiring from the Board and will cease service on the Audit Committee effective as of the 2018 Annual Meeting.

Independence and Financial Expertise. Our Board has determined that each of Messrs. Goodrich, Keating and Krablin, and Ms. Spomer satisfies the current independence standards of NASDAQ and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board of Directors has determined that each of Messrs. Goodrich and Krablin qualifies as an Audit Committee “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members of the Audit Committee satisfy the NASDAQ financial knowledge and sophistication requirements. Our Board’s determination that Messrs. Goodrich and Krablin qualify as Audit Committee “financial experts” does not reflect a determination that any other member of the Audit Committee does not so qualify.

Primary Responsibilities. The Audit Committee is responsible for, among other things: (1) appointing, retaining, compensating, evaluating and terminating our independent registered public accounting firm and approving in advance any audit or non-audit engagement or relationship between us and such auditor; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the independent registered public accounting firm’s performance, and our internal audit function and our compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or regulatory review of the independent registered public accounting firm; (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (7) discussing with management the Company’s major risk exposures and processes to monitor and control those exposures, including risk assessment and risk management policies; (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm; (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response; (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (11) annually reviewing the adequacy of the Audit Committee’s written charter; (12) reviewing with management any legal matters that may have a material impact on us and our financial statements; (13) reviewing the operation of the internal audit function including the quality and adequacy of internal controls and significant reports to management; and (14) reporting regularly to the full Board of Directors.

Charter. The Audit Committee is governed by the Audit Committee Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107.

10 - Chart Industries, Inc.	2018 Proxy Statement

Compensation Committee
Current Members*	Met seven times in fiscal year 2017
W. Douglas Brown (Chair) Richard E. Goodrich Michael L. Molinini Thomas L. Williams
* Mr. Goodrich is retiring from the Board and will cease service on the Compensation Committee effective as of the 2018 Annual Meeting.

Independence. The Compensation Committee is composed entirely of directors who meet the independence requirements under the NASDAQ standards and the rules of the SEC.

Primary Responsibilities. The Compensation Committee is responsible for, among other things: (1) reviewing key employee compensation policies, plans and programs; (2) reviewing and approving the compensation of our chief executive officer and other executive officers; (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers; (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; (5) administration of stock plans and other incentive compensation plans; (6) overseeing compliance with any applicable compensation reporting requirements of the SEC; (7) approving the appointment and removal of trustees and investment managers for pension fund assets; (8) retaining consultants to advise the committee on executive compensation practices and policies; (9) establishing and periodically reviewing succession plans for our executive officers and others; and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

To further assist it in carrying out its responsibilities, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent, nationally recognized, compensation consulting firm, to assist in evaluating our executive compensation structure and expenses. The Compensation Committee may change its compensation consultant from time to time in its sole discretion. Prior to engaging Meridian to provide consulting services for 2018, the Compensation Committee considered Meridian’s representations demonstrating its independence under applicable NASDAQ standards and concluded Meridian was independent.

In 2017, Meridian’s duties and responsibilities included:

•	Providing information and advice relative to base salary, annual incentive compensation targets, and long-term incentive compensation award decisions for executive officers;

•	Providing information and advice on the selection of companies and groups of companies against which to benchmark executive compensation;

•	Providing information on compensation paid by peer companies and companies in broader industry groups to their executive officers;

•	Providing information and advice regarding market practices as to various executive compensation arrangements;

•	Evaluating the competitiveness of the total direct compensation of the Company’s executive officers and other executives and each of its individual components, including base salary, annual bonus and long-term incentive awards;

•	Advising the Compensation Committee on alternative structures, forms of compensation, performance measures and allocation considerations;

•	Providing information and advice about changes in executive compensation practices, trends and regulation; and

•	Providing information and advice on director compensation to the NCGC.

Charter. The Compensation Committee is governed by the Compensation Committee Charter, adopted by the Board of Directors. A copy of the Committee Charter can be found at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107.

Special Stock Plan Committee. In October 2012, the Board established the Special Stock Plan Committee of the Board of Directors. The Special Stock Plan Committee consists of two members: William C. Johnson and W. Douglas Brown. The Special Stock Plan Committee was created to provide the Compensation Committee with the ability to delegate authority to grant a limited quantity of equity awards under our shareholder-approved Omnibus Equity Plans to key employees other than

2018 Proxy Statement	Chart Industries, Inc. - 11

our executive officers and business group presidents. The Special Stock Plan Committee does not hold regularly scheduled meetings. The Committee takes action as necessary to fulfill its purpose of allowing the Company to provide limited equity awards to employees under parameters preapproved by the Compensation Committee, without the time and expense incurred when the Compensation Committee approves individual awards.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

Our CEO makes compensation recommendations to the Compensation Committee, including recommendations of salary adjustments, if any, annual cash incentives, and long-term and short-term awards. The CEO’s recommendations are based on his annual review of the performance of the other executive officers and data provided by the compensation consultant concerning compensation practices among the Company’s peer and broader industry groups. The Compensation Committee considers the CEO’s recommendations when making executive compensation decisions, but the Committee retains full discretion to set all compensation for our executive officers.

CEO SUCCESSION PLANNING

Our Compensation Committee periodically reviews and is responsible for the management, oversight, and monitoring of our succession planning process. We believe that having a succession planning process in place is fundamental to a comprehensive program of good corporate governance. As discussed above, as part of its CEO succession planning process, the Board elected Mr. Johnson President and CEO in May 2017, and Mr. Johnson will succeed to the role of Chairman of the Board upon Mr. Thomas’ retirement as of the 2018 Annual Meeting.

BOARD SUCCESSION PLANNING AND SELECTION AND NOMINATION OF DIRECTORS

New director nominees may be identified to the NCGC by professional search firms. Prospective director nominees are also identified through contacts of the members of the Board of Directors or members of senior management, or through recommendations of potential candidates by stockholders, employees, or others. Our new nominee to the Board, Mr. Chen, was identified to the NCGC by Mr. Thomas. Once a prospective director nominee has been identified, the NCGC uses both the information provided to it, and information gathered through its own inquiries, to make an initial determination regarding the suitability and qualifications of the proposed candidate. In selecting new directors of the Company, consideration is given to individual director candidates’ personal qualities and abilities, the Board members’ collective skills and aptitudes for conducting oversight of the Company and management, and duties imposed by law and regulation. Important factors include:

•	Each director must, as determined by the Board, be qualified to perform duties of a director in accordance with the Delaware General Corporation Law as evidenced by the director’s experience, accomplishments, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Company and its stockholders, without conflicts of interest;

•	Ensuring that the Company complies with all legal and regulatory requirements concerning the independence and composition of the Audit, Nominations and Corporate Governance, Compensation, and any other committees of the Board, subject to any exemptions provided by the Listing Standards of the NASDAQ;

•	Collectively, Board members will bring to the Company a broad range of complementary skills (such as an understanding of finance, manufacturing, operations, strategy and development, industrial gas, biomedical and energy markets, sales and marketing, and experience in public company governance and international business), educational and professional expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of business and must have an aptitude for evaluating business matters and making practical and mature judgments.

Directors must have time available to devote to Board activities, and the ability to work collegially with other Board members. In determining whether to recommend a director for re-election, the NCGC also considers a director’s past attendance at meetings and participation in and contribution to the activities of the Board of Directors. At all times, at least one member of the Board must meet the definition of “financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K, and serve on the Company’s Audit Committee.

12 - Chart Industries, Inc.	2018 Proxy Statement

The NCGC considers all of the foregoing factors, among others, in identifying director candidates. The Company does not have a policy that requires us to consider the impact of any one factor by itself. In considering whether to recommend any candidate, including candidates recommended by stockholders, the NCGC applies the factors set forth in our Corporate Governance Guidelines and the NCGC Charter, which provide that diversity should be considered in the director identification and nomination process. The Committee seeks nominees with a diversity of experience, professions, skills, gender, race, geographic representation and backgrounds that collectively will build a capable, responsive and effective Board that is prepared to address the Company’s strategic oversight and governance challenges. Although the NCGC does not assign specific weight to particular factors, any qualified nominee should have a core skill set that enables the nominee to serve the Company well as a director. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities.

The NCGC will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Company pursuant to the requirements described below in “Stockholder Communications with the Board.” Stockholder recommendations for director nominations will be forwarded to the NCGC for consideration, provided such recommendations are accompanied by sufficient information to permit the NCGC to evaluate the qualifications and experience of a nominee. See the “Stockholder Communications with the Board” section for more information about our advance notice requirements for stockholder nominations of director candidates.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate concerns directly to the entire Board, or specifically to non-management directors of the Board. These communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107. The status of outstanding concerns is reported on a quarterly basis to the Chairman or Lead Independent Director, depending on to whom the concern was directed. Mr. Krablin has been designated as the Lead Independent Director.

Stockholder recommendations for director nominations will be forwarded to the NCGC to evaluate the qualifications and experience of the nominees. To be in proper written form, a stockholder’s notice proposing nominations of persons for election to the Board of Directors must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of all shares of stock of the Company which are owned by the proposed nominee;

•	the name of each nominee holder of shares owned beneficially but not of record by the proposed nominee and the number of shares of stock held by each such nominee holder;

•	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the proposed nominee with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the proposed nominee, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, the proposed nominee or to increase the voting power or pecuniary or economic interest of the proposed nominee with respect to the stock of the Company;

•	the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated under the Exchange Act; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made:

•	the name and record address of such stockholder;

•	the class, series and number of all shares of stock of the Company which are owned by such stockholder and any beneficial owner;

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•	the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder;

•	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder or such beneficial owner with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder or beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, such stockholder or beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder or beneficial owner with respect to the stock of the Company;

•	a description of all agreements, arrangements, or understandings between such stockholder and any beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination is made by such stockholder and any material interest of such stockholder or beneficial owner in such nomination, including any anticipated benefit to the stockholder or beneficial owner therefrom;

•	a representation that such stockholder will provide the Company in writing the information required above as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

In connection with the nomination of potential directors, the advance notice requirements described above are designed to ensure that all relevant information about proposed director nominees and the proponent of any director nominee is made available for consideration by stockholders, our Board of Directors, and the members of the NCGC.

Our By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting or at such other time as specified in our By-Laws. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. You can obtain a printed copy of our By-Laws, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107.

CODE OF ETHICAL BUSINESS CONDUCT AND OFFICER CODE OF ETHICS

The Board has adopted our Code of Ethical Business Conduct and our Officer Code of Ethics, each of which are available online at www.chartindustries.com by clicking on the link for Investors. You also can obtain a printed copy of these documents, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, Georgia 30107.

To enhance employee awareness of our Code of Ethical Business Conduct, we conduct periodic ethics and compliance training for all of our employees to provide them with the knowledge necessary to maintain our high standards of ethics and compliance. The Board has also designated Ethics Representatives and a Chief Compliance Officer for ethics to assist in the administration of, and to encourage adherence with, our Code of Ethical Business Conduct.

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Proposal 1 — Election of Directors

The Company’s Bylaws permit the Board of Directors to establish by resolution the authorized number of directors. In connection with the Board’s continual assessment of the size and operation of the Board, the Board determined to reduce the size of the Board from nine members to seven members effective as of the 2018 Annual Meeting and accordingly nominated six current directors and one new candidate, Mr. Carey Chen, for election at the 2018 Annual Meeting. Two of our existing non-employee directors, Messrs. Keating and Goodrich, will retire from service on our Board at the 2018 Annual Meeting. Mr. Johnson, our President and Chief Executive Officer and a member of the Board, will succeed Mr. Thomas as Chairman of the Board effective as of the 2018 Annual Meeting.

Each director elected at the 2018 Annual Meeting will serve a one-year term expiring at the 2019 Annual Meeting. The seven director nominees have each indicated willingness to serve if elected. However, if any of the nominees should become unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee, unless instructions are given to the contrary.

The information below provides each nominee’s name, age as of March 27, 2018, and existing position with the Company, as well as the skills, attributes and experience of the nominees that led the Board, and the NCGC, to determine it appropriate to nominate these directors for election.

✓	Our Board of Directors unanimously recommends a vote FOR the election of each of the following nominees for director:

Director Since: 2008 Committee Memberships: • Compensation (Chair) • Nominations and Corporate Governance

W. Douglas Brown

Age: 72

Mr. Brown served as Vice President, General Counsel and Secretary at Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, performance materials and equipment and services, from 1999 until his retirement in 2007. Prior to that, Mr. Brown held General Counsel and various administrative positions with Air Products and its affiliates, including engineering, construction and energy-related businesses, from 1975.

In light of our business and structure, the Board nominated Mr. Brown to serve on our Board of Directors for the following reasons. Mr. Brown has a great deal of experience in the industrial gas industry, a significant industry for our Company, through his decades of experience in the industry and service of Air Products. Further, as former General Counsel of Air Products, Mr. Brown brings substantial legal, corporate governance and international experience to the Board. Mr. Brown also has relevant engineering, biomedical, construction and energy industry experience. The Board believes that Mr. Brown’s service will enhance the knowledge of the Board and provide useful insights to management.

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Director Nominee

Carey Chen

Age: 45

Mr. Carey Chen is currently Chairman of the Board, Chief Executive Officer, and President of Cincinnati Incorporated, a manufacturer of large industrial machine tools. Prior to joining Cincinnati Incorporated in January 2015, Mr. Chen served as Vice President of Hypertherm, Inc., a global provider of cutting products and solutions. During his eight year tenure at Hypertherm, Inc., Mr. Chen held various operating and corporate roles including Vice President & General Manager — Light Industrial Businesses, Chief Financial Officer, and Chief Information Officer. Mr. Chen also currently serves as an independent director of Digital Alloys, Inc., where he has served since February 2017, and is the Treasurer of the American Welding Society, where he has served since January 2015.

Mr. Chen served as an independent director of New Valence Robotics Corporation from September 2015 to October 2017 and chaired its Compensation Committee; as an independent member of the board of managers of EconoPure Water Systems from July 2015 to October 2017, and an independent director of the J.P. Nissen Company from January 2013 until April 2017.
In light of our business and structure, the Board nominated Mr. Chen to serve on our Board of Directors for the following reasons. Mr. Chen offers significant strategic and financial experience, being the Chairman, President and CEO of Cincinnati Incorporated, a manufacturer of large industrial machine tools, and having served as the Chief Financial Officer of Hypertherm, Inc., a global provider of cutting products and solutions. Our Board has determined that Mr. Chen qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. He has extensive experience in the manufacturing industry in which we are heavily involved. Mr. Chen also has international, corporate development, and operations experience, all of which are important to us. The Board believes that Mr. Chen’s experience will enhance the knowledge of the Board and provide useful insights to management.

Director Since: 2017 President and CEO and Upcoming Chairman of the Board (effective May 25, 2018)

William C. Johnson

Age: 54

Mr. Johnson joined the Company in July 2016 as President and Chief Operating Officer and became the Company’s CEO and President on May 25, 2017, effective as of our 2017 Annual Meeting. Prior to joining Chart, Mr. Johnson served as President and Chief Executive Officer at Dover Refrigeration & Food Equipment, Inc., a subsidiary of Dover Corporation. Mr. Johnson held multiple executive positions at Dover and its manufacturing companies, which he joined in August 2006 as Executive Vice President at Hill Phoenix, Inc. Prior to his tenure with Dover, Mr. Johnson served as President and Chief Executive Officer of Graham Corporation.

In light of our business and structure, the Board nominated Mr. Johnson to serve on our Board of Directors for the following reasons. As a result of his prior service with Dover Corporation, Mr. Johnson brings to the Board extensive experience in management and operations of a multinational, diversified business. In his capacity as our President and COO, he has gained valuable experience and familiarity with our day-to-day operations, and in his role as Chart’s CEO and President he will continue to gain valuable insight and perspectives that will enhance the knowledge of the Board.

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Director Since: 2006 Lead Independent Director Committee Memberships: • Audit (Chair) • Nominations and Corporate Governance

Steven W. Krablin

Age: 67

Mr. Krablin has been a private investor since 2005. He served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc. from March 2009 until the sale of T-3 in January 2011. T-3 was an oilfield services company that manufactured products used in the drilling, production and distribution of oil and gas. From January 1996 until his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National Oilwell, Inc., a manufacturer and distributor of oil and gas drilling equipment and related services and products. Mr. Krablin also serves as a director of Hornbeck Offshore Services, Inc. and Precision Drilling Corporation.

In light of our business and structure, the Board nominated Mr. Krablin to serve on our Board of Directors for the following reasons. Mr. Krablin offers significant strategic and financial experience, having served as a Chief Executive Officer, Chief Financial Officer, and a director of public companies. Our Board has determined that Mr. Krablin qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. He has extensive experience in the energy and manufacturing industries in which we are heavily involved. Mr. Krablin also has international, corporate development, operations and sales and marketing experience, all of which are important to us. The Board believes that Mr. Krablin’s experience will enhance the knowledge of the Board and provide useful insights to management.

Director Since: 2017 Committee Memberships: • Compensation

Michael L. Molinini

Age: 67

Mr. Molinini served as Chief Executive Officer and President of Airgas, Inc. (“Airgas”) from August 2012 until May 23, 2016, and was Interim Chief Executive Officer from May 23, 2016 until June 30, 2016, when Airgas was acquired by Air Liquide. Before that time, from January 2005 until August 2012, Mr. Molinini served as Executive Vice President and Chief Operating Officer of Airgas. He was Airgas’s Senior Vice President of Hardgoods Operations from August 1999 until January 2005, and Vice President of the Airgas Direct Industrial Group from April 1997 until July 1999. Before joining Airgas, Mr. Molinini served as Vice President of Marketing at National Welders Supply Company, from 1991 until April 1997. Before joining National Welders, Mr. Molinini was with the Linde Division of Union Carbide Corporation for 19 years, where he held various operations, sales and management positions, including President of Linde Gases of the Southeast. Mr. Molinini also served as a director of Airgas from May 2012 until May 2016.

In light of our business and structure, the Board nominated Mr. Molinini to serve on our Board of Directors for the following reasons. Through his extensive experience in management and executive-level positions at Airgas and earlier at National Welders and Linde, Mr. Molinini has over 32 years of experience in the industrial, medical, and specialty gas industries. Mr. Molinini brings to our Board a deep understanding of the industrial gas and associated products and services industries. In addition to his deep understanding of several industries important to our Company, as a result of his experience serving as Chief Executive Officer, Chief Operating Officer, and director of a publicly traded company, he offers valuable perspectives on business leadership, finance and general management. The Board believes Mr. Molinini’s experience will enhance the knowledge of the Board and provide useful insights to management.

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Director Since: 2014 Committee Memberships: • Audit • Nominations and Corporate Governance

Elizabeth G. Spomer

Age: 60

Ms. Spomer has served as Executive Vice President of Veresen Inc. (“Veresen”) and as President and Chief Executive Officer of Jordan Cove LNG LLC, a wholly owned subsidiary of Veresen, since October 2014. Veresen is an energy infrastructure and operations company with a focus on developing North American natural gas infrastructure. Prior to joining Veresen, Ms. Spomer was Senior Vice President, Global Business Development since 2012 for BG Group plc, a multinational energy company engaged in the exploration, development and production of natural gas and oil. Ms. Spomer joined BG Group in 2002, as Chief Executive Officer of BG LNG Services and, from 2004 to 2011, Ms. Spomer served as Senior Vice President, Business Development — Americas and Global LNG Region. Prior to joining BG Group, Ms. Spomer was employed from 1998 by BP plc, a multinational energy company with integrated operations in the oil and gas industry, most recently as Vice President of Asia Pacific Global LNG. Prior to that, Ms. Spomer was with Amoco Production Company, a global chemical and oil company, before it merged with BP plc, and she worked with other energy companies in various management positions earlier in her career.

In light of our business and structure, the Board nominated Ms. Spomer to serve on our Board of Directors for the following reasons. Ms. Spomer has over 26 years of experience in international exploration, development and production of natural gas and oil. She has held senior and executive-level positions throughout her career, both in BG Group and earlier at BP and Amoco. As a multinational manufacturer with significant focus on LNG applications, we will benefit substantially from Ms. Spomer’s international background and LNG experience. The Board believes that Ms. Spomer’s experience will enhance the knowledge of the Board and provide useful insights to management.

Director Since: 2008 Committee Memberships: • Nominations and Corporate Governance (Chair) • Compensation

Thomas L. Williams

Age: 59

Mr. Williams was elected Chairman of the Board of Parker Hannifin Corporation (“Parker Hannifin”), a manufacturer of motion and control technologies, in January 2016 and has served as director and Chief Executive Officer of Parker Hannifin since February 2015. From 2008 to February 2015, Mr. Williams served as Executive Vice President and Operating Officer of Parker Hannifin. Mr. Williams joined Parker Hannifin in 2003 as Vice President Operations — Hydraulics Group and became President — Instrumentation Group in 2005 and Senior Vice President — Operating Officer in 2006. Prior to joining Parker Hannifin, Mr. Williams was employed by General Electric Company for 22 years, where he held various executive operating positions for four different business groups: GE Capital, Aviation, Lighting and Transportation.

In light of our business and structure, the Board nominated Mr. Williams to serve on our Board of Directors for the following reasons. Mr. Williams has over 30 years of international operations and manufacturing experience, including through substantial service in executive-level positions, at Parker Hannifin and General Electric. As a multinational manufacturer, we benefit substantially from Mr. Williams’s background in this area. Mr. Williams also has experience as a Chief Executive Officer of a publicly traded company, as well as sales, marketing and corporate development experience, all of which are important to us. The Board believes that Mr. Williams’s experience will enhance the knowledge of the Board and provide useful insights to management.

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Compensation Committee Report

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2018 Annual Meeting of Stockholders.

Compensation Committee

W. Douglas Brown, Chairman

Richard E. Goodrich

Michael L. Molinini

Thomas L. Williams

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

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Executive and Director Compensation

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This executive summary provides an overview of our business performance in 2017, highlights the key components and structure of our executive compensation program, and discusses the principles underlying our compensation policies and procedures. This executive summary also addresses other matters we believe explain and demonstrate our performance-based compensation philosophy. The eight individuals who are referred to throughout this Proxy Statement as our named executive officers (or “NEOs”) are listed under “Elements of Compensation — Base Salary” below. This executive summary should be read together with the full Compensation Discussion and Analysis that follows.

EXECUTIVE SUMMARY

Leadership Transition.

2017 was a year of transition for Chart, as we finalized our restructuring activities aimed at productivity initiatives and facility consolidation, including the relocation of our corporate headquarters from Garfield Heights, Ohio to our existing facilities in Canton, Georgia. Parallel to this transition, we undertook a number of changes to our management team that have positioned us for long-term growth and success. In connection with our ongoing efforts to achieve an orderly succession plan, the Board elected Mr. Thomas, our then-current Chairman and Chief Executive Officer (CEO), as Executive Chairman, and elevated Mr. Johnson, our former President and Chief Operating Officer, to the position of CEO, each effective as of our 2017 Annual Meeting. Mr. Thomas will retire from his position of Executive Chairman and from the Board of Directors at the upcoming May 25, 2018 Annual Meeting.

In addition to Mr. Johnson, our current group of executive officers consists of the following individuals who joined Chart or became executive officers in 2017:

Jillian (“Jill”) C. Evanko	Vice President, Chief Financial Officer (CFO), Chief Accounting Officer (CAO) and Treasurer
Gerald (“Gerry”) F. Vinci	Vice President, Chief Human Resources Officer (CHRO)

Messrs. Johnson and Thomas, along with this new team, helped contribute to the enhanced operating performance and the execution of a number of strategic initiatives in 2017, each as described below.

Fiscal 2017 Business Performance Highlights.

Operating Performance. 2017 operating results improved across all segments, with substantial gains in revenues and order activities compared to 2016. 2017 results also reflected the value of our acquisition activity. For example, the Hudson acquisition, which closed on September 20, 2017, contributed $58.0 million in sales, $15.4 million of gross profit, and $6.4 million of operating income to Chart for our period of ownership in 2017. On a full year basis, which included the financial results prior to our completion of its acquisition, Hudson performed as expected, with revenues of $199.2 million.

With respect to segment performance, order activity for our Energy and Chemicals (“E&C”) segment increased over 2016 by 121% in total, and 93% excluding Hudson. The main drivers of the increase in order activity in the E&C segment were the growth in Chart Lifecycle and natural gas and petrochemical market strength. There were no significant orders for LNG liquefaction plants in 2017, although in the fourth quarter of 2017, Tellurian announced an agreement with Bechtel and Chart to begin utilizing Chart’s IPSMR® process technology and equipment on the Driftwood project. Distribution and Storage (“D&S”) segment sales increased $43.2 million to $540.3 million for the full year 2017 compared to 2016. Strength in demand for mobile units for water, industrial gas, nitrogen and oxygen, combined with packaged gas increases in the Americas contributed to these enhanced sales levels. Full year 2017 BioMedical segment sales grew 7.3% over 2016, with all product categories (Respiratory, Cryobiological and On-site gas generation) growing 5% or more year over year. Our accomplishments for 2017 include:

•	Full year 2017 revenue of $988.8 million, an increase of 15% from the prior year, and 5% organic growth.

•	Full year reported earnings per share (EPS) of $0.89 reflecting improved cost structure and impact of the Tax Cuts and Jobs Act.

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•	Full year order activity increased 18% (14% excluding Hudson acquisition) over 2016, and an increase in backlog to $461.3 million, up 35% from the prior year (15% excluding Hudson acquisition).

•	Facility consolidation and productivity initiatives started in 2016 were completed, and are expected to provide annualized savings of $15 million.

•	We refinanced our seven-year convertible notes which were coming due on August 1, 2018 as well as our Senior Secured Revolving Credit Facility. We issued $258 million dollars of 7 year convertible notes at a 1% coupon while retiring $193 million out of a total of $250 million 7 year notes at a 2% coupon, and amended and extended our $450 million dollar revolver.

Strategic Initiatives. Chart enters 2018 well positioned to capitalize on future opportunities. In 2017, we continued to pursue our overall strategic plan while rationalizing our business to align with the expected continued environment of depressed demand for our energy-related products and weakness in the Chinese industrial economy. For example:

•	Completion of four strategic acquisitions. We made four synergistic acquisitions in 2017 (and the beginning of 2018), utilizing our strong balance sheet and cash position to expand our presence within our core markets and leveraging our technological expertise, as well as expanding our after-market offerings.

•	Acquisition of Hetsco, Inc. In January 2017, we acquired Hetsco. Hetsco operates as a part of our E&C segment, specifically with Chart Lifecycle, which is dedicated to providing after-market sales, service and support to the natural gas processing, petrochemical and air gas separation industries. Hetsco complemented Chart Lifecycle’s existing offerings with a full suite of welding services for industrial gas and gas processing facilities, including mission critical repairs, specialty maintenance, fabrication and safety services. Acquisitions like Hetsco will allow us to further diversify the business and are indicative of our intent to improve our service capabilities across all of our businesses.

•	Acquisition of VCT Vogel. In August 2017, we closed the acquisition of VCT Vogel. This acquisition expanded the D&S service and repair footprint in Europe.

•	Acquisition of Hudson Products. On September 20, 2017 we completed the acquisition of RCHPH Holdings, Inc., parent of Hudson. Hudson designs, manufactures, sells and services an array of strong brands and products used in refining, heating, ventilation and air conditioning (HVAC), petrochemical, natural gas, power generation and other industrial and commercial end markets. Hudson is a North American leader in air-cooled heat exchangers and a global leader in axial flow cooling fans. Hudson adds end-market diversification and expanded after market revenue to our E&C segment.

•	Acquisition of Skaff Cryogenics. We closed the acquisition of Skaff Cryogenics on January 2, 2018. This acquisition continues to build upon our strong D&S installed base to build out a full solution for our industrial gas customers. This acquisition contributes to our global footprint of repair capabilities, which was also enhanced in August of 2017 by the acquisition of VCT Vogel in Germany.

•	Continued investment in organic growth. The investments we continue to make to diversify our product portfolio and revenue streams are paying off in the form of new opportunities to apply our heat transfer, low temperature storage and gas processing expertise. Investment in research and development has resulted in our ability to offer a broad range of products and solutions to the hydrogen economy, the craft beer industry, the life sciences industry, and water and wastewater treatment plants, among others. In 2017, we spent $35 million in capital expenditures, and we continue to invest in our automation, process improvement, and productivity activities across Chart, with anticipated capital expenditures for 2018 to be in the range of $35.0 to $45.0 million. This is inclusive of the completion of the capacity expansion in our brazed aluminum heat exchanger La Crosse, Wisconsin facility that totals approximately $24.0 million in capital spend of which $11.0 million is included in our 2018 capital expenditures outlook.

Fiscal 2017 Executive Compensation Highlights.

Pay for Performance. The Company is fully dedicated to aligning executive pay to Company performance. Compensation opportunities, particularly short- and long-term incentives, are determined at the beginning of each year. However, the amounts earned or realized from our compensation program are largely driven by Company performance— financial results, strategic accomplishments and growth in shareholder value.

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Consistent with the performance-based philosophy that is the basis of our compensation program, the Company’s 2017 financial performance directly impacted NEO compensation decisions and pay outcomes. The direct impact and alignment of compensation with Company performance is evidenced in part by the following:

•	Continued Practice of no base salary increases for continuing NEOs. The base salaries for continuing NEOs were frozen in 2017, with the exception of a mid-year increase for Mr. Johnson in connection with his promotion to CEO and a small increase for Ms. Cook. This is a reflection of the Committee’s assessment of various quantitative and qualitative factors, including the Company’s overall financial performance.

•	Consistent with our at-risk equity compensation program, 2015 performance share unit (“PSU”) awards did not achieve the threshold performance level, and no payouts were made for this three-year performance period. PSU awards granted in 2015 for the three-year performance period 2015–2017 did not achieve the threshold performance levels for the Company’s average return on capital investment (ROIC). As a result, none of these shares will vest for recipients of these PSU grants. The threshold, target and maximum ROIC performance metrics over this three-year period were 7.5%, 9.5% and 12.5%, respectively, with an actual average ROIC of 4.6% for this period.

•	Increased performance targets on a year-over-year basis. The Committee evaluates our performance targets on a yearly basis, taking into account industry and market conditions. Two of the Company’s performance targets were higher in 2017 compared to 2016. The third target, operating income, was slightly lower. The following is a comparison of the three performance targets used in our compensation programs in both 2017 and 2016, as well as the actual results for such periods:

	2017 Target				2016 Target

Performance Metrics	Threshold	Target	Max	Actual	Threshold	Target	Max	Actual
Operating Income (for STI awards)	47.0	58.8	73.5	64.1	49.1	61.4	73.7	63.9
Working Capital as a % of Sales (for STI awards)	25.0	22.7	N/A	21.4	28.4	25.8	N/A	25.6
Return on Capital (for 3-year Performance Unit Awards beginning in 2017 and 2016)	4.0%	6.0%	9.0%	N/A	3.0%	5.0%	8.0%	N/A

•	No equity awards were granted to the Executive Chairman after the transition of his CEO duties in May 2017 and he will not be entitled to a bonus for fiscal 2018. In connection with the Board’s succession planning efforts, Mr. Thomas was elected Executive Chairman at the 2017 Annual Meeting and will serve in that role until the upcoming Annual Meeting, at which time he will retire from all of his positions with the Company. In connection with this transition, the Company amended Mr. Thomas’ employment agreement to provide for the May 2018 end date of his employment and to clarify that Mr. Thomas will not be eligible for a cash incentive award for 2018. All other terms of the amended employment agreement remain consistent with his prior arrangement during this transition period; provided, however, that Mr. Thomas received no equity awards in 2017 after his appointment as Executive Chairman or during 2018.

We have not presented the relationship between Mr. Johnson’s target pay, pay reported in the Summary Compensation Table, and the pay actually realized by Mr. Johnson in 2017 in light of Mr. Johnson’s relatively short tenure at the Company, including in his role as CEO.

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Good Compensation Governance Practices. In addition to our emphasis on pay for performance, we design our executive compensation programs to incorporate best practices and good corporate governance policies and procedures. We consider the risks associated with any particular program, design or compensation decision prior to implementation of same, and believe that these assessments result in long-term shareholder value. A representative sample of these compensation governance practices include:

What We Do	What We Don’t Do

Pay for Performance Focus

We heavily weight our compensation programs toward variable, “at risk” compensation in addition to performing regular reviews of market competitiveness and the relationship of compensation to financial performance.

No Guaranteed Pay We do not provide multi-year guarantees for compensation increases, including base pay, and do not guarantee annual bonuses.

Balanced Compensation

We structure compensation opportunities that are linked to both short- and long-term periods of time, while aligning compensation with several financial performance metrics that are critical to achievement of sustained growth and shareholder value creation.

No Repricing or Replacement of Stock Options We do not reprice or replace stock options without prior shareholder approval.

Double Trigger Provisions for Change in Control

We have change in control arrangements that do not provide for tax gross-ups, are limited to one to three times base pay and bonus and mainly provide for payments only upon a double (not single) trigger.

No Payment of Dividends on Unvested Equity We do not pay dividend or dividend equivalents while executive RSUs are unvested.

Clawback Policy We maintain a broad clawback policy that applies to all recent annual or long-term incentive awards for named executive officers and certain other executives.	No Excessive Perks We do not pay excessive perks; our perks are modest, consisting solely of an automobile allowance.

Stock Ownership Policy We maintain stock ownership requirements for our officers and directors.	No Hedging or Pledging Our insider trading policy prohibits short sales, pledging and hedging transactions of our common stock by directors, officers and employees.

Independent Compensation Committee and Consultants

We utilize independent directors with significant experience and knowledge of the drivers of our long-term performance, coupled with independent compensation consultants, retained directly by the Committee, to provide input and recommendations on our executive compensation programs.

Good Board Governance Practices

We maintain a number of shareholder focused Board governance polices, including; (i) a lead independent director who leads the meetings of our independent directors, (ii) a majority voting policy for the election of directors in uncontested elections, and require an offer to resign by any incumbent director who does not receive more votes “for” election than “withheld”; and (iii) we have not adopted a shareholder rights plan and do not have a staggered Board.

2017 Compensation Program Overview. Our compensation program seeks to align executive officer compensation with stockholder value creation by both tying compensation to the achievement of measurable financial and long-term strategic business performance objectives, and incentivizing executives’ multi-year retention. Consistent with market practices, a substantial portion of each NEO’s total compensation for 2017 was based on the value of our stock, which strongly aligns executive compensation with stockholder interests. Overall, the value of executives’ 2017 long-term equity

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incentive (“LTI”) compensation largely depends on stockholder returns and business performance over time, and target LTI awards continue to comprise a similar portion of the CEO’s total compensation package for 2017 as it did for 2016.

As outlined below, in 2017 our NEOs received options, with value contingent on stock price performance; RSUs, with value contingent on continued employment and stock price performance; and performance units, with value contingent on the Company’s absolute return on average capital. With the exception of base salary, the value of each component of the 2017 executive compensation program is at risk and tied to Company performance, stock price appreciation, or both.

2017 Executive Compensation Program
Component	Description	Fixed or Variable Based on Performance	Primary Value to Stockholder
BASE SALARY	Fixed pay reflecting internal role and competitiveness.	Fixed	Competitive compensation compared to market/retention.
SHORT-TERM INCENTIVE	Annual cash incentive compensation based on meeting pre-approved performance targets.	Variable/Performance-based. Earned only to the extent performance metrics are met.	Motivates executives to drive annual results that positively impact profitability and working capital.
LONG-TERM INCENTIVES
• Stock Options	Right to purchase shares at the closing price on the date of award after the vesting period.	Variable/Performance-based. Valuable to extent stock price increases from the grant date.	Aligns executive compensation with long-term stockholder value creation.

• Performance Units	Stock awards that vest if Company meets pre-approved absolute return on average capital targets.	Variable/Performance-based. Earned to the extent performance metrics are met.	Aligns executive compensation with stockholder value creation over 3-year period.

• Restricted Share Units	Stock awards that vest ratably based on continuous service over a 2- or 3-year period.	Variable/Performance-based. Value dependent on the value of stock at the time of vesting.	Aligns executive compensation with stockholder value creation over 3-year period, plus embedded retention feature associated with vesting over 2- or 3-year period.

REVIEW OF 2017 SAY ON PAY ADVISORY VOTE

At our 2017 Annual Meeting, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our executive officers, or a “say on pay” vote. Approximately 75% of the total shares represented at the 2017 Annual Meeting were cast in favor of the compensation provided to our executive officers. In connection with these results, the Company enhanced its outreach to shareholders by contacting several of its institutional shareholders and including the Chair of the Committee in such engagements. These efforts have yielded robust and valuable feedback, much of which, including the desire for increased information and transparency related to the pay-for-performance aspects of our executive compensation, is incorporated in this Proxy Statement.

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COMPENSATION UPDATES

There were no material changes to the structure of our compensation program in 2017. However, as described above, the Company’s leadership transition did result in several notable individual updates to executive compensation. These changes are described briefly below and reflected throughout this compensation discussion and analysis.

•	The Company entered into an Amended and Restated Employment Agreement with Mr. Johnson on May 25, 2017 in connection with Mr. Johnson’s promotion to CEO and President. In connection with his promotion, Mr. Johnson received an increase in his base salary. Mr. Johnson’s target incentive amount for 2017 was calculated on a pro rata basis using his salary before and after the time of his promotion.

•	The Company entered into an Amended and Restated Employment Agreement with Mr. Thomas on May 25, 2017 upon the transition of Mr. Thomas’ role to that of Executive Chairman. Consistent with Mr. Thomas’ prior employment arrangement, Mr. Thomas’ annualized salary and target incentive amount remained unchanged.

•	The Company entered into an Employment Agreement with Ms. Evanko, the Company’s CFO, on February 13, 2017 in connection with her joining the Company. As an initial inducement to join the Company, Ms. Evanko received a one-time signing bonus of $300,000.

•	The Company entered into an Employment Agreement with Mr. Vinci on January 3, 2017 in connection with his appointment as the Company’s CHRO. As an initial inducement to join the Company, Mr. Vinci received a one-time signing bonus of $135,000.

Each of the current executive officers’ Employment Agreements referenced above, as well as the former executive officers described in our Summary Compensation Table, is consistent with the terms described in the section beginning on page 41. To learn more about how the Compensation Committee set the NEO compensation described above, see “Compensation Philosophy” and “2017 Compensation Decisions.”

COMPENSATION PHILOSOPHY

Our philosophy and strategy is to provide performance-based, market-driven compensation to attract and retain the talent needed to implement and achieve the Company’s operational and financial goals. Our program is designed to align the interests of our NEOs with the interests of stockholders by promoting executive accountability and rewarding performance that advances Chart’s short- and long-term success. A significant portion of the NEOs’ total compensation is tied to the achievement of key quantitative financial performance measures, such as combined business unit operating performance (in the case of our short-term cash incentive compensation), and absolute long-term stock price appreciation and return on investment (in the case of our LTI awards).

While compensation will vary relative to the achievement of objective financial performance metrics, the Committee also considers various subjective factors when setting executive compensation, including the individual’s role, responsibilities, performance, skills, experience and contributions to the Company and stockholder value. We believe consideration of such subjective factors is necessary to ensure we are providing competitive, market-driven compensation, which is critical to attracting and retaining a high performing workforce.

As described in more detail in “Benchmarking Methodology,” below, the Committee evaluates each NEO’s target total compensation, and each individual component of NEO compensation, relative to market data from executives in similar positions from similarly sized companies (based on revenue), which operate in similar industries. This allows the Committee to assess whether our executives’ compensation is competitive with median and appropriately aligned with our performance relative to market counterparts.

The Compensation Committee is responsible for overseeing the structural design and administration of our executive compensation program. The Committee believes that our program, while performance-based, is also appropriately structured to mitigate the undertaking of undue risks. Our program is structured so that the cash incentive component is the shorter-term component of a total compensation package that is balanced by longer-term equity components. The Committee also retains discretion to reduce short-term cash incentive compensation in the event of an unanticipated or unearned outcome, which ensures that the Committee maintains appropriate control over our shorter-term performance-based compensation. Our long-term equity compensation is comprised of several different types of awards that are designed to align the interests of our executives with the long-term interests of our stockholders and the overall success of our Company, while providing

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sufficient retention benefits for our NEOs in times of market volatility. The Committee believes that granting different types of equity awards works to limit potential risks associated with the concentration of awards of any one particular type. The Committee retains discretion to make adjustments in calculating Company performance under our performance-based equity awards, in particular under our PSU awards. In general, under our PSU awards, the Committee may make adjustments for extraordinary, unusual or non-recurring events affecting the Company or a peer group company’s performance, to ensure that the performance-based equity awards are functioning appropriately to motivate and reward long-term growth and stockholder value. In addition, the Committee maintains a clawback policy, which allows recoupment of incentive awards if our financial results are not properly reported and must be restated. For more information about our clawback policy, see the discussion on page 8.

BENCHMARKING METHODOLOGY

Our executive compensation is periodically benchmarked to be competitive with median based on the market data from a comparator group of companies. The Committee uses benchmarking to assess the competitiveness of our executives’ compensation relative to counterparts in similar companies and to evaluate the appropriateness of our compensation philosophy and strategy. However, benchmarking is not the sole factor considered when the Committee sets compensation. The Committee’s final decisions on compensation take into consideration various other factors, including a mix of subjective factors, as described above. No changes were made to our comparator group in 2017. Our current comparator group, which has been in place since 2016, was formulated in consultation with Meridian based on the following methodology:

•	Participation in the 2015 Equilar Executive Compensation Survey database (while the Company did not update its Executive Compensation Study, the data used for purposes of reviewing peer group and competitors remains directionally appropriate); and

•	Generally revenue between $500 million and $3 billion, with median revenues of $1.6 billion.

Chart competes for talent in a cross-section of sectors, industries and regions. Accordingly, our “Compensation Peer Group” reflects companies from a cross-section of sectors, industries and regions. The Compensation Peer Group is predominantly comprised of industrial and manufacturing companies, but also contains some commercial and service firms as well. Specifically excluded from this process are industries with unique or non-comparable pay practices believed to be distinctly different from the industries that Chart operates in, such as banking and financial services. See Appendix A for the complete list of the companies comprising our Compensation Peer Group. To account for the Company’s size relative to the comparator group, the comparator group data is regressed to provide data points indicative of a company with similar revenues to Chart.

Data from the Compensation Peer Group, along with broader market compensation surveys, aided the Committee in determining appropriate base salaries, short- and long-term incentives, and executive target total compensation.

2017 COMPENSATION DECISIONS

Overall, the Company’s performance-based, market-driven philosophy continued to drive our executive compensation decisions in 2017. As part of its annual process for determining executive compensation, in consultation with Meridian, the Committee evaluated and approved each component of our NEOs’ total target compensation (base salary, annual short-term incentive cash target opportunity and LTI target value). The Committee reviewed and considered Compensation Peer Group data presented at the 25th, median, and 75th percentiles for target total compensation as well as each component of compensation.

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In addition to market data, the Committee took into consideration various objective and subjective performance factors, including Company performance, combined business unit operating performance, stockholder value, each individual’s responsibilities, skills, experience and contributions to the Company when determining executive compensation (see discussion under “Compensation Philosophy”). The Committee also considered the recommendations and input of our CEO when establishing target compensation for our other executives (see discussion under “Corporate Governance and Related Matters — Role of Executive Officers in Compensation Decisions.”) In analyzing the compensation structure in 2017 and setting compensation for 2018, the Committee also considered:

•	the experience of its members;

•	prevailing economic conditions and the historical success of the compensation structure in achieving the objectives of the Company’s compensation programs;

•	the advantages and disadvantages of our performance-based compensation philosophy and whether that philosophy encourages executive officers to take undue risk in order to meet compensation targets; and

•	the input of Meridian.

As a result of the Committee evaluating compensation based on the criteria described above, total target compensation for our NEOs may in certain circumstances be above or below the median reference point provided in the market data for our Compensation Peer Group.

For further discussion of the Committee’s engagement of Meridian, see “Corporate Governance and Related Matters — Information Regarding Meetings and Committees of the Board of Directors — Compensation Committee” above.

ELEMENTS OF COMPENSATION

In line with our compensation philosophy, the Committee has designed our compensation program to align executive compensation with stockholder value creation by tying compensation to the achievement of measurable long-term business performance goals and incentivizing executives’ multi-year retention. The Committee determined the appropriate mix and level of short- and long-term incentive compensation using the methodology described above in “2017 Compensation Decisions.” The chart below shows the overall mix of our CEO, CFO and CHRO’s 2017 target compensation, which is the sum of base salary, short-term annual cash incentive bonus (at target), and long-term incentives (at target). Given the management changes later in the year in the Company’s CAO and General Counsel positions, and the pending retirement of Mr. Thomas, only the CEO, CFO and CHRO positions are presented here.

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2017 NEO Target Pay Mix*

* Target pay mix is shown as a percentage of each NEO’s target total compensation. This chart is not intended to replace the more detailed compensation information provided in the Summary Compensation Table and throughout the Compensation Discussion and Analysis.

Base Salary. Base salary is a component of fixed compensation that is reviewed annually and adjusted if and when appropriate. Our NEOs’ base salaries are assessed by the Committee generally before or during the early part of the fiscal year for which the base salary will be effective. The Committee is responsible for setting the base salary of the CEO, and the Committee has sole discretion regarding approval or adjustment of any recommendation provided by the CEO with respect to any salary increase given to the other NEOs. In assessing our CEO’s base salary for 2017, as described in “Compensation Decisions” above, the Committee considered a blend of objective and subjective factors, most importantly the completion of the Board’s succession plan and appointment of Mr. Johnson to succeed Mr. Thomas as CEO . The objective factors considered by the Committee included Company performance and the competitiveness of the CEO’s salary relative to a competitive range of base salaries, as established using market data from our Compensation Peer Group. The subjective factors considered by the Committee included: the CEO’s experience; his contributions to Chart’s financial performance and positioning in his prior role as President and COO ; and, his leadership, effort, and responsibilities in executing Chart’s short- and long-term strategic goals. Base salary decisions with respect to our other NEOs are approved by the Committee upon recommendation of the CEO. In making his recommendations to the Committee, the CEO considered a similar mix of objective and subjective factors, including: Company financial performance; the competitiveness of each executive’s compensation relative to a competitive range of base salaries, as established using the market data from our Compensation Peer Group; and each executive’s individual experience, responsibilities, and contributions.

Our NEOs’ current 2017 and 2016 base salaries are listed below. The Committee determined that there would be no changes to our existing NEOs’ base salaries for 2017, with the exception of Mr. Johnson, who received a salary increase in connection with his promotion to CEO, as well as a modest increase for Ms. Cook, the former CAO. The decision that NEO salaries would remain the same as the prior year was made given the management transition and number of new executives joining the Company, the Company’s performance in 2016, the macroeconomic uncertainty that was expected to continue into 2017, and also in light of the Committee’s evaluation of the various subjective factors described above. Based on market

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data from our Compensation Peer Group, the Committee also considered a range of base salaries competitive with median for each NEO. NEO base salaries may vary above or below median based on the subjective, executive-specific factors the Committee took into consideration when determining to make adjustments to base salary in previous years.

2017 Named Executive Officers
Current Executive Officers	Position	2017 Annualized Salary(1)	2016 Salary(2)
William C. Johnson	CEO and President	$710,000	$550,000
Samuel F. Thomas	Executive Chairman	775,000	775,000
Jillian C. Evanko	Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	415,000	—
Gerald F. Vinci	Vice President, CHRO	315,000	—

Former Executive Officers
Kenneth J. Webster	Former Vice President and CFO	395,000	395,000
Mary C. Cook	Former CAO and Controller	225,500	220,000
Robert H. Wolfe	Former Vice President, General Counsel and Secretary	345,000	345,000
DeWayne Youngberg	Former Vice President, General Counsel and Secretary	345,000	—

(1)	Effective as of the 2017 Annual Meeting, Mr. Thomas transitioned from CEO to Executive Chairman, and William C. Johnson succeeded to the role of CEO and President and received the base salary increase shown here on May 25, 2017 to account for his promotion. Effective as of September 8, 2017, Ms. Cook stepped down from her duties as CAO and Controller and was succeeded by Ms. Evanko. Mr. Webster stepped down from his role as CFO on March 1, 2017 and was also succeeded by Ms. Evanko. Mr. Wolfe stepped down from his role as Vice President, General Counsel and Secretary on October 26, 2017 and was succeeded by Mr. Youngberg, who subsequently departed the Company effective March 31, 2018. Mr. Vinci was appointed an executive officer of the Company on August 23, 2017.

(2)	Mr. Youngberg was appointed General Counsel on October 26, 2017, Ms. Evanko joined the Company on February 13, 2017 and Mr. Vinci joined the Company in December 2016, and therefore their 2016 salaries are not shown.

With respect to 2018 salary levels, the Committee increased the base salaries of Mr. Johnson from $710,000 to $800,000; Ms. Evanko from $415,000 to $456,500 and Mr. Vinci from $315,000 to $324,450 based on market data and performance in executing on the Company’s operational and strategic initiatives.

Short-Term Annual Cash Incentive Award. Short-term annual incentive awards are earned and payable pursuant to the Chart Industries, Inc. Cash Incentive Plan (the “Cash Incentive Plan”). The Cash Incentive Plan is further described on page 43. Consistent with our performance-based compensation philosophy, short-term incentive compensation is a key component of NEOs’ total compensation package. Depending on the extent to which we achieve our annual financial and strategic performance goals, NEOs’ annual cash incentive awards can represent a significant portion of each executives’ total compensation.

2017 STI Program. With regard to the Company’s short-term annual cash incentive program for 2017 NEO compensation (“2017 STI Program”), consistent with the Committee’s process in previous years, at the beginning of 2017, the Committee set each executive’s target incentive bonus opportunity, expressed as a percentage of base salary (the “Base Target”). As in 2016, the Committee implemented a bonus pool funding program under the Cash Incentive Plan (“Bonus Pool”) to fund payouts to NEOs under the 2017 STI Program, intended to allow for full tax deductibility of any STI award. Each continuing NEO is a participant in the Bonus Pool and was allocated a pre-determined maximum percentage of the Bonus Pool, based on that NEO’s maximum STI opportunity, or 165% of his or her previously approved Base Target. The Bonus Pool is based on a single performance metric, which in 2017 was 10% of the 2017 consolidated operating income, subject to allowable adjustments by the Committee. STI awards under the Bonus Pool are paid out only to the extent of the NEO’s individual allocation under the Bonus Pool and as further described below.

In determining actual payouts to NEO’s for 2017, the Committee determined 2017 consolidated operating income performance under the Bonus Pool, and then applied financial and strategic operating performance metrics consistent with performance metrics established under the Cash Incentive Plan applicable to other Plan participants. The Committee used the

2018 Proxy Statement	Chart Industries, Inc. - 29

same metrics in 2017 as in 2016 with consolidated operating income and working capital remaining the financial performance metrics, and the Committee also utilized Strategic and Operational Excellence goals (“SOEG”). The addition of the SOEG metrics in 2017 and 2016 is intended to motivate individuals to drive annual results that align with the Company’s strategic operational goals, and it allows the Committee to reward employees for certain qualitative factors that contributed to the achievement of our strategic business goals.

The 2017 STI Program continued the prior year’s practice of threshold performance level payouts under the financial performance metrics at 50%, and payouts at maximum performance levels are 165% of target. The working capital metric has performance levels at threshold and target. Finally, maximum performance under the operating income metric remains at 200% and no STI award is paid if threshold performance is not achieved and there is no STI payout for achievement of the SOEG metric unless threshold performance levels for operating income are met. The 2017 STI financial and SOEG performance metrics, the weight of each metric, the threshold, target and maximum performance levels, as well as the payout at each level are listed in the table below:

Financial Performance Metrics	Threshold (50%)	Target (100%)	Maximum (200%)
Operating Income, as adjusted (weight 65%)	$47.0 million	$58.8 million	$73.5 million
Working Capital (weight 15%)	25%	22.7%	N/A

Strategic Performance Metric	Threshold (0%)	Target (100%)	Maximum
SOEG (weight 20%)	Did not meet expectations	Met or exceeded expectations	N/A

Financial Performance Metrics. The working capital component of our financial performance metrics measures the Company’s net working capital use-efficiency determined relative to the Company’s rolling average sales. Working capital has performance levels at threshold and target and, consistent with 2016, working capital is no longer adjustable above target to the extent that operating income performance exceeds target performance. The Committee set rigorous financial performance levels for the Company in 2017, with threshold performance targets set at a midpoint of what the Company considered acceptable performance when the targets were set.

Strategic Performance Metrics. Performance under the SOEG metric is related to each employee’s scope of responsibility and the Company’s strategic business objectives related to that scope. Our SOEG metrics are largely derived from the Company’s annual strategic plan and are based on the short-term performance goals that our Board and management believe drive long-term shareholder value; for example, delivering on the financial plan, implementation of a robust talent development and succession planning process, improvement of operational efficiencies, pragmatic risk management, and continued development of a diversified product portfolio. The Committee established our CEO’s SOEG metric, and the CEO recommended, and the Committee approved, the SOEG metrics for each of the other NEOs. SOEG metrics are intended to be challenging based on the Company’s anticipated growth opportunities and our strategic and operational goals for the coming year. SOEG metrics may be both qualitative and quantitative, and may vary for each NEO, depending on his or her role and responsibilities.

2017 STI Program Results. In determining annual incentive awards for 2017, the Committee determined the extent of Company performance under the Bonus Pool operating income performance metric; and, using its negative discretion under the Cash Incentive Plan, whether and to what extent each of the financial and SOEG performance metrics were satisfied for 2017. The Committee then determined for each NEO employed as of the date of payment of the bonus on March 13, 2018, the actual STI award to which each executive was entitled.

30 - Chart Industries, Inc.	2018 Proxy Statement

The Committee considered actual Company performance against the financial performance targets set by the Committee and the Board for 2017, noted in the table above. The Committee adjusted actual results to exclude unusual items in accordance with the terms of the Cash Incentive Plan, which allows for adjustments for the following events that may occur during the performance period, including: (i) asset gains or losses; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and, (v) any extraordinary, unusual, non-recurring or non-cash items. The adjusted results for our 2017 financial performance metrics were as follows:

Financial Performance Metrics	Actual Result	% of Target Achieved
Operating Income, as adjusted (weight 65%)	$64.1 million	136%
Working Capital (weight 15%)	21.4%	100%

When determining the amount payable to non-director NEOs for achievement of SOEG goals, the Committee considers individual performance relative to his or her personal SOEG metric, and the recommendation of the CEO. The CEO’s SOEG performance is determined by the Committee and the independent members of the Board based on their assessment of the CEO’s performance relative to his SOEG goal. Each continuing NEO was determined to have achieved target performance, or 100 percent, on their SOEG goals, receiving a total 2017 STI payout of 123.4 percent of his or her Base Target. The following table summarizes the total STI payout opportunities available to each continuing NEO upon satisfaction of threshold, target, and maximum performance levels, as well as the actual STI payments each NEO received for fiscal 2017.

	Annual Incentive Threshold(1)		Annual Incentive Target		Annual Incentive Maximum		Actual 2017 Annual Incentive Payout

	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)
William C. Johnson(2)	0%	—	100%	$643,333	165%	$1,061,500	111.84%	$794,065
Samuel F. Thomas	0%	—	100%	775,000	165%	1,278,750	123.43%	956,581
Jillian C. Evanko	0%	—	65%	269,750	107%	445,088	80.23%	332,952
Gerald F. Vinci	0%	—	50%	189,000	99%	311,850	61.71%	194,402

(1)	No payout is made for performance below threshold performance levels. Awards are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum performance levels.

(2)	Mr. Johnson’s target incentive payout reflects a pro-rata adjustment based on the date of his promotion to CEO.

For fiscal 2018, the Committee has increased the annual incentive targets for Ms. Evanko and Mr. Vinci to 70% and 60% respectively, reflecting increased responsibilities and market compensation trends.

Long-Term Equity Incentive Compensation. The third primary component of Chart’s executive compensation program is long-term equity incentive (LTI) awards. Equity-based compensation is an important component of our overall compensation strategy. The Committee uses LTI compensation to attract and retain talent, and to align the interests of our executives with the interests of our stockholders. LTI awards are designed to motivate NEOs to assist the Company both in achieving a high level of long-term performance and in creating stockholder value, while also discouraging the undertaking of undue short-term risks. This goal has become increasingly important to the Committee as we continue to analyze and address fundamental changes in the industries we serve and their effect on our performance and stock price.

The Committee monitors and evaluates the performance of LTI awards against the Committee’s overall compensation philosophy, and to determine whether LTI awards are effectively serving Chart’s long-term compensation goals and aligning NEO compensation with stockholder interests.

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In 2017 our continuing NEOs received LTI awards comprised of a mix of stock options, restricted share units and performance share units. Consistent with its goal of providing competitive market-based compensation, the Company’s target total compensation mix approximates median in the overall blend of LTI and short-term cash compensation. The Committee made awards with target LTI compensation levels approximating percentages of each continuing NEO’s base salary as follows:

	2017 Annualized Base Salary($)	Target LTI Value as % of Base Salary(1)(2)	Target LTI Value($)
William C. Johnson	$710,000	256%	$1,547,800
Samuel F. Thomas	775,000	323%	2,503,250
Jillian C. Evanko	415,000	100%	415,000
Gerald F. Vinci	315,000	75%	236,250

(1)	For Mr. Johnson, this represents the target LTI value as a percentage of base salary after his promotion, discussed above in “Corporate Governance Updates.” The target LTI value for Mr. Thomas reflects the target prior to his transition to Executive Chairman, after which he received no additional equity awards.

(2)	For fiscal 2018, in connection with increased responsibilities and market comparison trends, the Committee has revised the following NEOs target LTI value as a percentage of base salary: (i) Mr. Johnson - 263%; (ii) Ms. Evanko - 165%; and (iii) Mr. Vinci - 100%. Mr. Thomas will receive no equity awards in 2018.

Consistent with the process described in “Compensation Decisions” above, the Committee considered a mix of objective and subjective performance factors to determine the overall mix and target value of 2017 LTI compensation for our NEOs. The Committee considered input from Meridian, prevailing valuation methodologies, the expected value of the respective awards at varying grant levels, the competitiveness of each executive’s long-term compensation package at varying grant levels relative to market data from our Compensation Peer Group, the impact of changes in the stock price, stockholder value, and individuals’ responsibilities, skills, pay history, experience and contributions to the Company.

With the exception of Messrs. Thomas and Wolfe, who did not receive performance share unit awards in 2017, the target long-term incentive mix for NEOs in 2017 was 50% options, 30% RSUs and 20% PSUs.

The following paragraphs further describe the LTI compensation awarded to our executive officers under the Omnibus Equity Plan in 2017.

Stock Options. Stock option awards are made annually at the discretion of the Committee. Our options generally vest ratably over a four-year period and expire ten years from the grant date, unless in either case the Committee determines otherwise. Continued service of the executive is required during the vesting period, except in the case of death, disability or retirement.

In our 2017 fiscal year, on January 3, 2017, we awarded the following number of non-qualified stock options to our then-current NEOs at an exercise price of $36.93 per share: (i) Mr. Johnson, 41,820; (ii) Mr. Thomas, 89,220, (iii) Mr. Webster, 12,900; (iv) Mr. Wolfe, 14,140 and (v) Ms. Cook, 3,680. Mr. Webster’s grant was forfeited upon his departure from the Company.

Mr. Vinci received an option award for 14,030 shares, at an exercise price of $36.93 per share, on January 3, 2017 prior to being elected an executive officer. On February 13, 2017, in connection with joining the Company, the Committee granted Ms. Evanko an option award of 12,320 units at an exercise price of $40.32 per share.

For a description of grant date fair values related to stock options granted to our NEOs in 2017, and related valuation assumptions, see note (4) to the 2017 Summary Compensation Table. The exercise price of each award is the closing share price of our Common Stock on the date the options were granted.

Performance Share Units. PSU awards are granted at the discretion of the Committee and vest based on the attainment of objective, predefined financial performance goals over a three-year performance period. For each performance period the Committee establishes threshold, target, and maximum performance levels, together with corresponding payout amounts. Awards at the end of the three-year performance period are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum performance levels. Each earned performance unit represents the right to receive one share of our Common Stock.

32 - Chart Industries, Inc.	2018 Proxy Statement

For the 2017 fiscal year, on January 3, 2017 , we granted the following number of performance units to our then-current NEOs (reflecting performance at 100% target): (i) Mr. Johnson, 8,320, (ii) Mr. Thomas, 0; (iii) Mr. Webster, 2,560, (iv) Mr. Wolfe, 0, and (v) Ms. Cook, 730. Mr. Vinci received an award of 2,790 performance units on January 3, 2017 prior to being elected an executive officer. Ms. Evanko received an award of 2,450 performance units on February 13, 2017, in connection with joining the Company. Mr. Webster left the Company effective May 5, 2017, at which time his unvested PSU awards were forfeited.

PSU awards are an important component of our long-term equity incentive awards because their value is not based on stock price alone. The 2017 PSU awards vest based on average return on capital investment (“ROIC”) over the three-year performance period. The Committee believes ROIC is an effective incentive to promote stockholder value creation while providing meaningful incentives to our executives for achievement of good financial performance.

The PSUs granted in 2017 may be earned in a range between 50%, 100% and 200% of the number of target performance units granted to each NEO, based on whether our performance meets the minimum performance threshold, meets the 100% target, or meets or exceeds the maximum target level for the performance period, respectively. The threshold, target and maximum ROIC performance metrics are 4.0%, 6.0% and 9.0%, respectively.

For a description of the grant date fair values related to performance units granted to our executive officers in 2017, as well as related valuation assumptions, see the 2017 Summary Compensation Table and note (3) to that table.

Restricted Share Units. Each restricted share unit represents the right to receive one share of the Company’s Common Stock. With the exception of Mr. Johnson’s 2016 inducement award, RSU awards generally vest ratably, based on the continued service of the executive, over three years, beginning on the first year anniversary of the grant date. RSUs were granted in 2017 to provide a meaningful retention feature in our long-term incentive program that, as discussed above, has in recent years not provided the intended retention value as Company performance has declined, primarily due to cyclical industry conditions.

For the 2017 fiscal year, on January 3, 2017, the Committee approved grants of the following number of RSUs to our then-current NEOs: (i) Mr. Johnson, 12,480; (ii) Mr. Thomas, 29,600; (iii) Mr. Webster, 3,850; (iv) Mr. Wolfe, 4,690 and (v) Ms. Cook, 1,100. Mr. Vinci received 4,190 RSUs on January 3, 2017 prior to being elected an executive officer. Ms. Evanko received an award of 3,680 RSUs on February 13, 2017, in connection with joining the Company. Mr. Webster left the Company effective May 5, 2017, at which time his unvested RSU awards were forfeited.

Deferred Compensation. The Company maintains the Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”), which is intended to make our retirement plan benefits competitive relative to peers. The Deferred Income Plan provides benefits to certain of our management and highly compensated employees, including the Company’s NEOs, not otherwise available under our qualified 401(k) savings plan (the “Savings Plan”) due to statutory limitations. Pursuant to the Deferred Income Plan, participants may defer up to 100% of base salary and annual bonus, and all participant deferrals are fully vested automatically. In addition, the Company makes profit-sharing contributions and provides matching on the amounts deferred, both of which are vested fully after five years of service by the participant.

In 2017, the Deferred Income Plan resulted in the following Company matching and profit sharing contributions for certain of our named executive officers: (i) Mr. Johnson, $77,797; (ii) Mr. Thomas, $165,848; and (iii) Ms. Cook, $6,611. Based on elections made by our executive officers for 2018, we expect that the Deferred Income Plan will result in the following Company matching and profit sharing contributions for our executive officers for 2018: (i) Mr. Johnson, $143,166; (ii) Mr. Thomas, $129,836; (iii) Ms. Evanko, $46,751; and (iv) Mr. Vinci, $22,397. The amounts that the Company contributes to the Deferred Income Plan on behalf of the executive officers are equal to the amounts that would have been contributed to the executive officers’ accounts under the Company’s Savings Plan, based on their elections under the Savings Plan, but for certain regulations under the Internal Revenue Code that limit the amount that may be contributed to a tax-qualified plan in any one year. To the extent their contribution elections change under the Savings Plan or other circumstances change, the 2018 amounts may vary from the amounts presented above.

The terms of our Deferred Income Plan are described beginning on page 49 in the 2017 Nonqualified Deferred Compensation Table. All of our NEOs participate in the Deferred Income Plan as certain profit sharing contributions will accrue to each participant regardless of whether any compensation is actually deferred under the Deferred Income Plan.

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Other Benefits and Perquisites. Executive officers are eligible to participate in all of our employee benefit plans, including our Savings Plan, and group health, life and disability insurance plans, on the same basis as those benefits are generally made available to all other employees of the Company. The sole perquisite we provide each executive officer is an automobile allowance.

OTHER COMPENSATION POLICIES

Stock Ownership Guidelines. We maintain stock ownership guidelines for our senior executives as part of our executive compensation program. Ownership guidelines for our NEOs are intended to be administered and reviewed periodically by the Compensation Committee. The stock ownership level of our Common Stock for our CEO is a multiple of five times his base salary. The ownership guideline for our other executive officers is two times current base salary, and for our directors the multiple is four times their annual cash retainer. Executives who do not meet the guidelines are expected to satisfy them within five years, and directors are expected to meet the guidelines within four years of becoming a member of the Board. For more information regarding the stock ownership guidelines for our directors, turn to page 59. As of March 27, 2018, each continuing NEO had satisfied or was on track to meet our stock ownership guidelines and all of our directors meet or are on track to meet the ownership guidelines within 48 months of their tenure on our Board. Pursuant to the guidelines, Messrs. Johnson and Vinci and Ms. Evanko are expected to meet the ownership guidelines for their positions within five years of the date of entrance into their respective position.

Clawback Policy. Effective January 1, 2015, our Compensation Committee adopted a Policy on Recoupment of Incentive Compensation, or a “clawback policy.” In general, the policy requires our NEOs and certain other executives to return annual or long-term incentive awards, the performance or amount of which is tied to a financial performance measurement, if Company financial results are subsequently restated. The policy requires the return of these awards or shares that exceed the amount that would have been received if the financial results had been properly reported.

Certain Transactions in Company Stock — Hedging and Pledging Activities. Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities, including any transaction involving a put, call or other option (other than an option granted by the Company) on Company securities. Directors, officers, and employees are specifically prohibited from selling Company securities that he or she does not own; i.e., he or she may not “sell short.” Furthermore, our Insider Trading Policy expressly prohibits our directors, officers and employees who are subject to trading windows under our Insider Trading Policy from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for loans.

Effective February 2016, the Board approved an amendment to Chart’s Insider Trading Policy to solidify the Company’s prohibition against hedging activities. Although the Board had never done so, prior to the amendment, the Board or a Committee of the Board had discretionary authority to pre-approve a hedging transaction that was otherwise prohibited under the policy. In February 2016, the Insider Trading Policy was amended to eliminate this discretionary authority regarding hedging transactions.

Cash Incentive Awards. In May 2014, stockholders approved adoption of the Cash Incentive Plan. The Cash Incentive Plan replaces the Chart Industries, Inc. 2009 Incentive Compensation Plan (“Incentive Compensation Plan”) for cash incentive compensation awards earned after 2014. For more information about our annual cash incentive awards, see the discussion beginning on page 29 in the section “Elements of Compensation — Short-Term Annual Cash Incentive Award.”

Tax Considerations. While the annual cash bonus opportunity as well as the award of stock options and performance units have historically been designed to satisfy the requirements for deductible compensation, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, the Committee is permitted to and will continue to exercise discretion in those instances where achieving the desired flexibility in the design and delivery of compensation will result in compensation that in certain cases is not deductible for federal income tax purposes. Furthermore, as part of the Tax Cuts and Jobs Act (the “Tax Reform Act”), the ability to rely on the performance-based compensation exception under Section 162(m) was eliminated, and the limitation on deductibility generally was expanded to include all NEOs. As a result of the Tax Reform Act, going forward and subject to certain grandfathered provisions, we will no longer be able to deduct any compensation paid to our NEOs in excess of $1 million. The Committee will be assessing the impact of the amendments to Section 162(m) to determine what adjustments to our executive compensation practices, if any, it considers appropriate.

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Severance and Change in Control Payments. The Committee believes employment agreements assist the Company in attracting and retaining executive talent and that change in control provisions are appropriate to help ensure continuity of management during a potential change in control. In 2017, the Company was party to employment agreements with each of the NEOs, and each agreement contains a severance and change in control provision. More information about the NEOs’ employment agreements is provided in the sections “Employment Agreements” on page 41, and “Other Potential Post-Employment Payments” beginning on page 51.

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2017 Summary Compensation Table

The following table and related notes and discussion are presented in accordance with SEC rules and summarize the compensation earned by each named executive officer for fiscal years 2015, 2016 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
William C. Johnson (President & Chief Executive Officer)	2017	$643,539		$768,144	$837,864	$794,065	$139,240	$3,182,852
	2016	249,615	—	552,852	877,688	276,361	19,839	1,976,355
Samuel F. Thomas (Executive Chairman)	2017	$775,000	—	$1,093,128	$1,787,523	$956,581	$227,859	$4,840,091
	2016	775,000	—	1,104,488	1,195,416	877,068	124,545	4,076,517
	2015	775,000	—	917,000	1,116,315	0	145,853	2,954,168
Jillian C. Evanko (Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer)	2017	$359,135	$300,000	$247,162	$269,254	$332,952	$128,771	$1,637,274
Gerald F. Vinci (Vice President, Chief Human Resources Officer)	2017	$315,000	$135,000	$257,772	$281,091	$194,402	$32,759	$1,216,024
Robert H. Wolfe (Former Vice President, General Counsel & Secretary)	2017	$289,892	—	$173,202	$283,295	$0	$752,903	$1,499,292
	2016	250,153	—	26,403	43,048	48,688	51,847	420,139
Mary C. Cook (Former Chief Accounting Officer & Controller)	2017	$225,500		$67,582	$73,729	$111,334	$51,174	$529,319
	2016	206,754	—	68,439	80,731	99,590	37,013	492,527
Kenneth J. Webster (Former Vice President & Chief Financial Officer)	2017	$165,596	—	$236,722	$258,452	$0	$1,043,831	$1,704,601
	2016	353,462	—	230,103	253,349	264,889	60,035	1,161,838
	2015	260,000	—	61,506	75,208	0	51,444	448,158
DeWayne R. Youngberg (Former Vice President, General Counsel & Secretary)(7)	2017	$142,424	—	—	—	$71,683	$11,050	$225,157

(1)	Mr. Johnson received an increase in his base salary on May 25, 2017, at the time of his promotion to CEO. His 2017 salary reflects all compensation received in 2017, including compensation received at his previous compensation level. For 2016, Mr. Johnson’s salary covers the period from his start date of July 13, 2016 through fiscal year end. Ms. Evanko’s salary covers the period from her start date, February 13, 2017, through fiscal year end, and Mr. Youngberg’s salary covers the period from his joining the Company on September 20, 2017 through fiscal year end. Mr. Wolfe’s 2017 salary reflects the compensation he received through October 26, 2017, when he was succeeded by Mr. Youngberg in the position of Vice President, General Counsel and Secretary. Compensation earned by Mr .Wolfe as a consultant, after October 26, 2017, is reflected in the “All Other Compensation” column. Mr. Webster’s 2017 salary reflects the compensation he received through May 5, 2017, his date of departure from the Company. Ms. Cook stepped down from her position as Chief Accounting Officer and Controller on September 8, 2017, however she remained employed through the remainder of 2017 at the same salary rate.

In 2016, Messrs. Webster and Wolfe and Ms. Cook were promoted to the positions noted above during the course of that year. The 2016 salary information presented for Messrs. Webster and Wolfe and Ms. Cook reflects all compensation received by them in 2016, including compensation for prior positions at the Company.

(2)	For Ms. Evanko and Mr. Vinci, the “Bonus” amount for 2017 represents sign-on bonuses as inducements to join the Company. The bonuses were paid on March 13, 2017.

36 - Chart Industries, Inc.	2018 Proxy Statement

(3)	“Stock Awards” consists of PSU awards and RSU awards. Each award was granted under our 2009 Omnibus Equity Plan, pursuant to PSU and RSU agreements, and each is subject to pre-determined performance requirements, transfer restrictions, and other restrictions, as specified in each such agreement. Each performance unit represents the right to receive one share and awards may be earned in the range of 50% to 200% of the award amount. The PSU awards vest based on a measure of return on investment. The 2015 awards were measured over a performance period ending December 31, 2017 and vested at a level of 0%. The 2016 awards are measured over a performance period ending December 31, 2018 and the 2017 awards are measured over a performance period ending December 31, 2019. The RSU awards, which were granted to NEOs in 2015, 2016, and 2017, vest ratably over a three-year period from the date of grant, except in the case of Mr. Johnson whose 2016 RSU award vests in one-third and two-third increments over a two-year period.

The dollar values shown in the Stock Awards column above represent the aggregate grant date fair value of PSU awards (for 2015 and 2016 for Mr. Thomas; for 2015, 2016 and 2017 for Mr. Webster; for 2016 and 2017 for Ms. Cook; and for 2017, for Messrs. Johnson and Vinci and Ms. Evanko), and RSU awards (for 2015, 2016, and 2017, for Messrs. Thomas and Webster; for 2016 and 2017, for Messrs. Johnson and Wolfe, and Ms. Cook; and 2017, for Mr. Vinci and Ms. Evanko), in each case as calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation — Stock Compensation.” For the PSU awards, grant date fair value was calculated using the closing stock price on the date of grant ($28.25 for 2015, $17.72 on January 4, 2016, $23.66 on April 15, 2016, $36.93 on January 3, 2017, and $40.32 on February 13, 2017). Grant date fair value for the RSU awards was calculated using the closing stock price on the date of grant ($17.72 on January 4, 2016, $23.66 on April 15, 2016, $36.93 on January 3, 2017, and $40.32 on February 13, 2017). The grant date fair value of the PSU awards assumes that target performance is achieved and that vesting occurs at the 100% level. See the tables below for the award grant date fair value if maximum performance levels are achieved with PSU awards vesting at the 200% level. NEOs not shown below did not receive that respective award.

	Performance Units		Grant Date Fair Value at Maximum Performance Levels(x)

	Grant Date	Number of Units
William C. Johnson	1/3/2017	8,320	$614,515
Samuel F. Thomas	1/4/2016	24,930	$883,519
	1/20/2015	11,510	650,315
Jillian C. Evanko	2/13/2017	2,450	$197,568
Gerald F. Vinci	1/3/2017	2,790	$206,069
Kenneth J. Webster	1/3/2017	2,560	$189,082
	4/15/2016	2,590	122,559
	1/4/2016	1,730	61,311
	1/20/2015	770	43,505
Mary C. Cook	1/3/2017	730	$53,918
	4/15/2016	1,200	56,784

(x)	The 2015 PSU awards granted on January 20, 2015 vested at 0%. PSU awards vest based on the achievement of certain performance-based metrics. As such, the actual values of the award at any point in time until the expiration of the relevant performance period, as well as the ultimate value of the award, may be greater (subject to the maximum values presented in this footnote) or less than the values presented in the Summary Compensation Table and related footnotes, based on the terms of the awards and performance at that time.

(4)	Stock option awards were granted pursuant to our 2009 Omnibus Equity Plan. With the exception of the award granted to Mr. Johnson on August 2, 2016, stock option awards become exercisable annually and ratably over four years after the date of grant. Mr. Johnson’s 2016 award was made upon his joining the Company and vests 25% and 75% on the first and second anniversaries of the date of grant. Each NEO employed by the Company on January 3, 2017 received a stock option award on that date and Ms. Evanko received an option award on February 13, 2017 when she joined the Company. On May 3, 2016, Mr. Webster and Ms. Cook received option grants pursuant to their respective promotions. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” The following assumptions were used in calculating the amounts listed:

•

The fair value of the options granted on January 2, 2015 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.70 percent; dividend yields of

2018 Proxy Statement	Chart Industries, Inc. - 37

0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 61.54 percent; and a weighted average expected life of 5.60 years for the options.

•	The fair value of the options granted on January 4, 2016 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.76 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 61.40 percent; and a weighted average expected life of 5.20 years for the options.

•	The fair value of the options granted on May 3, 2016 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.28 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 61.23 percent; and a weighted average expected life of 5.20 years for the options.

•	The fair value of the options granted on August 2, 2016 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.10 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 60.95 percent; and a weighted average expected life of 5.20 years for the options.

•	The fair value of the options granted on January 3, 2017 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 2.00 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 60.31 percent; and a weighted average expected life of 5.40 years for the options.

•	The fair value of the options granted on February 13, 2017 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.98 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 60.28 percent; and a weighted average expected life of 5.40 years for the options.

(5)	Reflects amounts of non-equity incentive compensation earned under the Cash Incentive Plan in 2015, 2016 and 2017. Our Compensation Committee determined that (i) our financial performance for 2015 did not achieve threshold 2015 performance measures; (ii) our financial and strategic performance for 2016 achieved a weighted level of 113.17% of our 2016 performance measures, which assumes each executive achieved target on his or her SOEG metric; and (iii) our financial and strategic performance for 2017 achieved a weighted level of 123.4% of our 2017 performance measures, again assuming that each executive achieves target on his or her SOEG metric. As discussed in “Elements of Compensation — Short-Term Annual Cash Incentive Award,” on page 30, in 2016 and 2017, 20% of each NEO’s STI award was based on achievement of a pre-determined, individual SOEG goal. While the Company performed above target relative to its financial metrics in 2016 and 2017, STI compensation as a percentage of salary can vary for each NEO based on the level of achievement of his or her respective strategic and operational goal. Mr. Youngberg’s non-equity incentive plan compensation was paid based on the metrics of the plan of his prior employer, Hudson.

38 - Chart Industries, Inc.	2018 Proxy Statement

(6)	“All Other Compensation” includes, for each NEO, the aggregate incremental actual cost to the Company for the benefit listed. The following table outlines those perquisites, other personal benefits and all other compensation received by each NEO.

	Year	Perquisites ($)(x)	Company Contributions to Benefit Plans ($)(y)	Other ($)(z)	Total ($)
William C. Johnson	2017	$12,000	$127,240	—	$139,240
	2016	5,538	14,301	—	19,839
Samuel F. Thomas	2017	$12,000	$215,859	—	$227,859
	2016	12,000	112,545	—	124,545
	2015	12,000	133,853	—	145,852
Jillian C. Evanko	2017	$10,615	$38,062	$80,094	$128,771
Gerald F. Vinci	2017	$10,338	$22,421	—	$32,759
DeWayne R. Youngberg	2017	$1,600	$9,450	—	$11,050
Kenneth J. Webster	2017	$4,154	$33,544	$1,006,133	$1,043,831
	2016	11,261	48,774	—	60,035
	2015	9,600	41,844	—	51,444
Robert H. Wolfe	2017	$8,123	$33,730	$711,050	$752,903
	2016	9,600	42,247	—	51,847
Mary C. Cook	2017	$9,600	$41,574	—	$51,174
	2016	6,646	30,367	—	37,013

(x)	In 2015, 2016, and 2017 each NEO received an automobile allowance, which is reflected in this column. Mr. Webster’s 2015 amount includes a taxable fringe benefit of $100.

(y)	Includes 401(k) plan matching and other contributions made by the Company for Messrs. Thomas, Johnson, Vinci, Wolfe, and Webster, and Mses. Evanko and Cook. For Messrs. Thomas and Webster, the 2015 amounts include respective Company contributions of $84,236 and $2,448 under our Deferred Income Plan. For Messrs. Thomas, Webster, and Wolfe, respectively, the 2016 amounts include Company contributions under our Deferred Income Plan of $61,200, $7,962, and $7,773. The Company’s contributions in 2017 under the Deferred Income Plan were $165,848, $77,797, $6,611 for Messrs. Thomas and Johnson and Ms. Cook, respectively. See the 2017 Nonqualified Deferred Compensation Table for more information about each NEOs’ Deferred Income Plan contributions.

(z)	The 2017 amounts in this column include relocation, severance and consulting payment amounts. In connection with Ms. Evanko’s hiring, the Company paid $80,094 in relocation expenses to facilitate a move to our corporate office in Canton, Georgia. In connection with Mr. Webster’s departure, which was a termination without Cause due to his decision not to relocate to the Company’s headquarters in Georgia, pursuant to the terms of his Employment Agreement, Mr. Webster received a severance payment in the amount of $1,006,133. Mr. Wolfe, who departed due to a termination without Cause, received a severance payment in the amount of $661,671, pursuant to the terms of his Employment Agreement with the Company. Mr. Wolfe’s 2017 amount in this column also includes $49,379 in consulting fees paid by the Company for work performed after October 26, 2017.

(7)	Subsequent to the fiscal year-end, the Company and Mr. Youngberg entered into a Mutual Agreement of Separation and Release (the “Separation Agreement”), pursuant to which, among other things, Mr. Youngberg received a one-time severance payment covering his salary for one year, and his employment with the Company ended effective March 31, 2018. See “Employment Agreements — Youngberg Separation Agreement” on page 42 for additional details regarding the Separation Agreement.

2018 Proxy Statement	Chart Industries, Inc. - 39

2017 Grants of Plan-Based Awards Table

The following table and related discussion summarizes grants of equity and non-equity incentive compensation awards provided to our named executive officers for our 2017 fiscal year, presented in accordance with SEC rules.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William C. Johnson	1/03/17(3)								41,820	$36.93	$837,864
	1/03/17(4)							12,480			460,886
	1/03/17(5)				4,160	8,320	16,640				307,258
		—	$643,333	$1,061,500
Samuel F. Thomas	1/03/17(3)								89,220	$36.93	$1,787,523
	1/03/17(4)							29,600			1,093,128
		—	$775,000	$1,278,750
Jillian C. Evanko	2/13/17(3)								12,320	$40.32	$269,254
	2/13/17(4)							3,680			148,378
	2/13/17(5)				1,225	2,450	4,900				98,784
		—	$269,750	$445,088
Gerald F. Vinci	1/03/17(3)								14,030	$36.93	$281,091
	1/03/17(4)							4,190			154,737
	1/03/17(5)				1,395	2,790	5,580				103,035
		—	$157,500	$259,875
Robert H. Wolfe(6)	1/03/17(3)								14,140	$36.93	$283,295
	1/03/17(4)							4,690			173,202
		—	$207,000	$341,550
Kenneth J. Webster(6)	1/03/17(3)								12,900	$36.93	$258,452
	1/03/17(4)							3,850			142,181
	1/03/17(5)				1,280	2,560	5,120				94,541
		—	$256,750	$423,638
Mary C. Cook	1/03/17(3)								3,680	$36.93	$73,729
	1/03/17(4)							1,100			40,623
	1/03/17(5)				365	730	1,460				26,959
		—	$90,200	$148,830
DeWayne R. Youngberg (7)			$71,863

(1)	With the exception of Mr. Youngberg, whose bonus for 2017 remained under the Hudson incentive plan, these columns show the potential payouts for each NEO based on performance goals set in the first quarter of 2017 under the Cash Incentive Plan for fiscal year 2017. Detail regarding the actual award payouts for 2017 under the Cash Incentive Plan is reported in the 2017 Summary Compensation Table and is included in the Compensation Discussion and Analysis above.

(2)	The values included in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.”

(3)	Nonqualified stock options granted pursuant to the 2009 Omnibus Equity Plan. These options vest with respect to one-fourth the total number of common shares underlying the stock options on each of the first four anniversaries of the grant date.

(4)	RSU awards granted pursuant to the 2009 Omnibus Equity Plan. Detail regarding the RSU awards is reported in the 2017 Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(5)	PSU awards granted pursuant to the 2009 Omnibus Equity Plan. Detail regarding the PSU awards is reported in the 2017 Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(6)	Messrs. Webster and Wolfe did not receive payouts under the non-equity incentive plan as a result of their departures from the Company during 2017. Mr. Webster’s 2017 equity awards were forfeited upon his departure.

40 - Chart Industries, Inc.	2018 Proxy Statement

(7)	For Mr. Youngberg, the table shows his actual 2017 bonus of $71,683, which was based on the metrics and plan of his prior employer, Hudson.

EMPLOYMENT AGREEMENTS

The Company is party to employment agreements with each current executive officer, which were entered into in 2017 (the “Employment Agreements”). In 2017, the Company entered into an amended and restated employment agreement with Mr. Thomas, as discussed below in the section “Thomas Amendment.” Subsequent to year-end, the Company entered into a Mutual Agreement of Separation and Release with Mr. Youngberg, as discussed below in the section “Youngberg Separation Agreement.” With the exception of the Thomas Amendment entered into with Mr. Thomas and the Separation Agreement entered into with Mr. Youngberg, the terms of the Employment Agreements, including those entered into previously with Messrs. Webster and Wolfe and Ms. Cook, are materially consistent with one another and are summarized below. For more information on post-termination payments, including the treatment of long-term incentives upon a termination event, see page 51 for the section “Other Potential Post-Employment Payments.”

Term. The Employment Agreements provide for an initial two-year term of employment, which automatically renews for additional one-year periods. In the event of a change in control, the Employment Agreements provide for an automatic three-year extension of the employment term.

Base Salary and Benefits. During the employment term, the executive is entitled to receive at least the base salary as provided in the Employment Agreements, together with the right to participate in the Company’s employee benefit plans, including health, life, and disability insurance, retirement, deferred compensation and fringe benefits, as well as any incentive and equity compensation plans, in effect from time to time, on the same basis as such plans are made available to the Company’s other senior executives. Under the Employment Agreements, our executives are also entitled to receive a monthly automobile allowance. The monthly automobile allowances for 2017 were as follows: (i) Mr. Johnson, $1,000; (ii) Ms. Evanko, $1,000; and (iii) Mr. Vinci, $800.

The 2017 base salaries for Messrs. Johnson and Vinci and Ms. Evanko are set forth on page 29, in the section “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

Annual Incentive Compensation. During the employment term, each executive is eligible to receive an annual bonus (an “Annual Bonus”) of up to one hundred sixty-five percent (165%) of a target amount designated for each executive, based upon a percentage of such executive’s annual base salary. The Employment Agreements do not guarantee executives’ receipt of Annual Bonuses. The Annual Bonus is earned based on the relative achievement of performance targets established by the Board, or a duly authorized committee thereof, no later than 90 days after the beginning of each fiscal year during the employment period. Annual Bonuses, if any, are payable within two and one-half months after the end of the applicable fiscal year. Annual Bonuses are subject to the terms of the Company’s Cash Incentive Plan, as may be amended from time to time. In connection with the Compensation Committee’s annual evaluation of executive compensation, and in consideration of the recommendations of Meridian, NEOs’ Employment Agreements were amended effective January 1, 2014, to permit the Committee to adjust NEO Base Targets without the need to amend the agreement going forward.

The 2017 Base Targets for Messrs. Johnson and Vinci and Ms. Evanko are set forth above on page 31, in the section “Compensation Discussion and Analysis — Elements of Compensation — Short-Term Annual Cash Incentive Award.”

Annual Bonuses may be payable to our executive officers following a Change in Control to the extent the Compensation Committee determines the performance criteria have been met. For more information about the Annual Bonus in the event of a Change in Control, see the discussion beginning on page 54, in the section “Other Potential Post-Employment Payments — Payments made upon Termination in Connection with Change in Control.”

Severance and Change in Control Provisions. The Employment Agreements include provisions regarding the payments and benefits to which an executive is entitled following an event of change in control. The benefits conferred in the current Employment Agreements range from one to three times the individual’s base salary plus target Annual Bonus, and other benefits, and are effective for termination of employment (including constructive termination) outside of the change in control context, and in the event of both a change in control and termination of employment (including a constructive termination) within two years following the change of control. Our severance provisions do not include excise tax gross-up provisions.

2018 Proxy Statement	Chart Industries, Inc. - 41

The Employment Agreements provide higher multiples of compensation upon separation following a change in control for the Chief Executive Officer and the Chief Financial Officer only (three times base salary and target Annual Bonus for the CEO, and two times base salary and target Annual Bonus for the CFO). Severance multiples for our other executive officers are one times base salary and target Annual Bonus. The Compensation Committee believes maintenance of change in control provisions helps ensure continuity of management during a potential change in control, and that providing enhanced benefits to the CEO and CFO provides sufficient protection for the Company in retaining its executive officers.

Payments in the change in control context are only triggered if both a change in control occurs and the executive officer is terminated, effectively terminated, or if actions are taken that materially and adversely affect the executive officer’s position or compensation (not including compensation reductions that affect substantially all of the Company senior executives). This is referred to as a “double trigger” change in control provision. For more information about the amounts payable upon a change in control and the other severance benefits to which our executive officers are entitled, turn to the “Other Potential Post-Employment Payments” section on page 54.

Under the Employment Agreements, a “Change in Control” occurs if there is:

•	a change in ownership of the Company by which any person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) constituting more than 50% of the total fair market value or total voting power of the Company’s outstanding Common Stock;

•	a change in effective control of the Company by which: (i) any one person, or more than one person acting as a group, acquires or has acquired during the most recent 12-month period ownership of stock of the Company possessing 30% or more total voting power of the Company’s outstanding Common Stock; or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the appointment or election; or

•	a change in the ownership of a substantial portion of the assets of the Company by which any one person, or more than one person acting as a group, acquires assets from the Company that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company prior to such acquisition.

Restrictive Covenants that Apply During and After Termination of Employment. Under the Employment Agreements, each executive is required to comply with certain restrictive covenants during his employment term and for the following period following the date of termination: Mr. Johnson, 24 months (extended to 36 months if Change in Control severance is received); Ms. Evanko, 18 months (extended to 24 months if Change in Control severance is received); and all other executives, 12 months (in each case, the “Restricted Period”). During the Restricted Period, the executive shall not, whether on the executive’s own behalf or on behalf of or in conjunction with any person, directly or indirectly compete with the Company or solicit customers or employees of the Company. In addition, the executive may not disclose any confidential information about the Company during or at any time following the employment period.

Thomas Amendment. On May 25, 2017, the Company entered into an Amended and Restated Employment Agreement (the “Thomas Amendment”) with Mr. Thomas, providing certain terms and conditions in connection with Mr. Thomas’ position as the Company’s Executive Chairman. The Thomas Amendment amended and restated the Employment Agreement between Mr. Thomas and the Company, dated February 26, 2008, as amended. The Thomas Amendment provides that (i) Mr. Thomas’ employment with the Company as Executive Chairman will continue until the earlier of the Company’s May 2018 Annual Meeting or May 31, 2018; and (ii) consistent with his prior arrangement, Mr. Thomas’ salary and target incentive amount for 2017 under the Company’s annual cash incentive program will remain at 2016 levels, as set forth in the section “Compensation Discussion and Analysis — Elements of Compensation.” The Thomas Amendment also provides that Mr. Thomas will not be eligible to receive an annual bonus under the cash incentive program for fiscal year 2018. Mr. Thomas will receive severance protection terms of 100% of his salary, cash incentive bonus and benefits for termination of employment occurring before January 1, 2018, and 100% of his salary and benefits for termination of employment occurring after January 1, 2018.

Youngberg Separation Agreement. In March 2018, the Company and Mr. Youngberg entered into a Mutual Agreement of Separation and Release (the “Separation Agreement”) in connection with a mutually desired management transition. Pursuant to the terms of the Separation Agreement, Mr. Youngberg’s employment with the Company ceased on March 31, 2018 with Mr. Youngberg receiving one year of severance pay totaling $345,000, as well as relocation assistance in connection with the sale of his residence including a net relocation allowance of $50,000 (grossed up to account for tax effects) to offset financing costs. Under the terms of the Separation Agreement, Mr. Youngberg will not receive a bonus for 2018 and his 2018 equity awards will be forfeited pursuant to their terms. Mr. Youngberg will also be entitled to a lump sum payment equal to one year of the Company’s share of his medical premiums.

42 - Chart Industries, Inc.	2018 Proxy Statement

EQUITY AND INCENTIVE COMPENSATION PLAN INFORMATION

Chart Industries, Inc. Cash Incentive Plan. Cash bonuses payable to our NEOs for awards earned after 2014 are payable pursuant to performance measures set under the Chart Industries, Inc. Cash Incentive Plan, which was adopted by the Board of Directors and approved by our stockholders on May 22, 2014. The Bonus Pool is based on a single performance metric, which in 2017 was 10% of the 2017 consolidated operating income, subject to allowable adjustments by the Committee. In determining actual payouts to NEO’s for 2017, the Committee determined 2017 consolidated operating income performance under the Bonus Pool, and then applied financial and strategic operating performance metrics consistent with performance metrics established under the Cash Incentive Plan applicable to other Plan participants. These measures are intended to align NEO STI opportunities to measures believed to be meaningful indications of our performance for our stockholders. Under these targets, NEOs are eligible to earn a cash incentive bonus for the fiscal year if performance exceeds threshold amounts in an amount up to a pre-determined percentage, ranging from 50% to 165% of the NEO’s base salary at maximum performance levels. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective.

Under the Cash Incentive Plan a performance period may be a fiscal year or a multi-year cycle, as determined by the Compensation Committee. Performance objectives may be based on one or more of certain performance measures which may relate to us, one or more of our subsidiaries, our business divisions or units, or any combination of the foregoing, and the objectives may be applied on an absolute basis, relative to one or more peer group companies or indices, or any combination thereof, in each case as the Compensation Committee determines. The Compensation Committee may appropriately adjust any performance evaluation under a performance objective or objectives to reflect or exclude certain unusual events that may occur during the performance period. If there is an Incentive Plan Change in Control (as defined below under “Payments made upon Termination in Connection with Change in Control — Treatment of Nonqualified Stock Options”), the Compensation Committee will determine promptly, in its discretion, whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the Incentive Plan Change in Control occurs and for any completed performance period for which a determination under the plan has not been made. If the Committee determines the criteria have been met, participants will receive their bonuses as soon as practicable, but in no event more than 30 days after the determination.

Pursuant to the terms of the Cash Incentive Plan, no executive officer or other participant may receive a bonus in excess of $5.0 million in respect of any single fiscal year. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable under the Cash Incentive Plan and to establish rules or procedures which limit the amount payable to a participant to an amount that is less than the amount otherwise approved as that participant’s incentive bonus, except that following an Incentive Plan Change in Control the Compensation Committee continues to have such right only in the event that a participant engages in misconduct or materially fails to fulfill his or her duties, in each case, as determined by the Compensation Committee. Payments made under the Cash Incentive Plan are intended to qualify as “performance based” compensation.

Prior to adoption of the Cash Incentive Plan, short-term annual cash incentive bonuses were paid out under the Chart Industries, Inc. 2009 Incentive Compensation Plan. The terms of the Incentive Compensation Plan were substantially similar to those described with respect to the Cash Incentive Plan.

Chart Industries, Inc. Omnibus Equity Plan, the Chart Industries, Inc. Amended and Restated 2009 Omnibus Equity Plan and the Chart Industries, Inc. Amended and Restated 2005 Stock Incentive Plan. The Omnibus Equity Plan was adopted by our Board of Directors and approved by stockholders on May 25, 2017. The 2009 Omnibus Plan was initially adopted by our Board of Directors and approved by stockholders on May 19, 2009 and amended and restated effective May 24, 2012. The Omnibus Equity Plan replaced our 2009 Omnibus Plan as the source of ongoing equity compensation awards. The purpose of the Omnibus Equity Plan is to attract and retain skilled and qualified directors, officers and employees who are expected to contribute to our long-term success by providing long-term incentive compensation opportunities competitive with those made available by other companies, to motivate participants to achieve the long-term success and growth of the Company, to facilitate ownership of shares of the Company, and to align the interests of participants with those of our stockholders.

2018 Proxy Statement	Chart Industries, Inc. - 43

The Omnibus Equity Plan, the 2009 Omnibus Plan and our earlier 2005 Stock Incentive Plan provide for grants of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted share units, and (5) other stock-based grants, including shares of our Common Stock awarded to our non-employee directors, executive officers, other key employees and consultants. As of March 27, 2018,

•	there were 362,680 shares reserved for issuance and 1,333,491 shares available for future awards under the Omnibus Equity Plan;

•	there were 1,457,957 shares reserved for issuance under the 2009 Omnibus Plan; and

•	there were 55,730 shares reserved for issuance under the 2005 Stock Incentive Plan.

No new grants will be made under the 2005 Stock Incentive Plan or the 2009 Omnibus Plan, but we expect shares will be issued in the future under outstanding awards. For information about Common Stock issuable under the Omnibus Equity Plan, the 2009 Omnibus Plan and the 2005 Stock Incentive Plan as of December 31, 2017, see “Equity Compensation Plan Information” on page 64.

The Omnibus Equity Plan, the 2009 Omnibus Plan and the 2005 Stock Incentive Plan are administered by our Board of Directors, which has delegated its duties and powers to our Compensation Committee. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Omnibus Equity Plan, the 2009 Omnibus Plan or the 2005 Stock Incentive Plan and to waive any such terms and conditions at any time. The Compensation Committee is authorized to interpret the Omnibus Equity Plan, the 2009 Omnibus Plan and the 2005 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to those plans and to make any other determinations that it deems necessary or desirable for the administration of the plans. The Compensation Committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in either plan in the manner and to the extent the committee deems necessary or desirable.

An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by our Compensation Committee, by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months (or such other period as established from time to time by the Committee consistent with the applicable plan), (3) in a combination of cash and shares of Common Stock (as qualified by clause (2)), (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of Common Stock being purchased or (5) through such cashless exercise procedures as the Committee may permit. Holders who are subject to the withholding of federal and state income tax as a result of vesting or grant of an award under our Omnibus Equity Plan, the 2009 Omnibus Plan or the 2005 Stock Incentive Plan may satisfy the income tax withholding obligation through the withholding of a portion of the shares of Common Stock to be received under such procedures as our Compensation Committee may approve.

44 - Chart Industries, Inc.	2018 Proxy Statement

2017 Outstanding Equity Awards At Fiscal Year-End Table

The following table and related notes and discussion present information about equity awards held by our NEOs on December 31, 2017. Mr. Webster left the Company effective May 5, 2017, at which time the unvested portion of his outstanding option awards and unvested RSU and PSU awards were forfeited.

	Option Awards(1)						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(23)
William C. Johnson	14,402	(2)	43,208	(2)	$28.93	8/02/2026
	—	(3)	41,820	(3)	36.93	1/03/2027
							12,741	(4)	$597,043
							12,480	(5)	584,813
							8,320	(6)	389,875
Samuel F. Thomas	50,000	(7)	—		$11.00	1/02/2019
	47,170	(8)	—		17.03	1/04/2020
	33,070	(9)	—		36.45	1/03/2021
	21,410	(10)	—		55.93	1/03/2022
	19,470	(11)	—		68.21	1/02/2023
	13,410	(12)	4,470	(12)	93.34	1/02/2024
	29,315	(13)	29,315	(13)	34.27	1/02/2025
	31,310	(14)	93,930	(14)	17.72	1/02/2026
	—	(3)	89,220	(3)	36.93	1/03/2027
							5,755	(15)	$269,679
							24,930	(16)	1,168,220
							5,756	(17)	269,726
							24,934	(18)	1,168,407
							28,904	(5)	1,354,441
Jillian C. Evanko	—	(19)	12,320	(19)	$40.32	2/13/2027
							3,680	(5)	$172,445
							2,450	(6)	114,807
Gerald F. Vinci	—	(3)	14,030	(3)	$36.93	1/03/2027
							4,190	(5)	$196,343
							2,790	(6)	130,739
Robert H. Wolfe	1,125	(20)	—		$45.46	5/25/2021
	840	(10)	—		55.93	1/03/2022
	893	(11)	—	(11)	68.21	1/02/2023
	675	(12)	225	(12)	93.34	1/02/2024
	1,034	(13)	1,036	(13)	34.27	1/02/2025
	1,127	(14)	3,383	(14)	17.72	1/02/2026
	—	(3)	14,140	(3)	36.93	1/03/2027
							276	(17)	$12,933
							994	(18)	46,579
							4,437	(5)	207,918
Mary C. Cook	1,512	(21)	4,538	(21)	$25.13	5/03/2026
	—	(3)	3,680	(3)	36.93	1/03/2027
							337	(17)	$15,792
							1,507	(18)	70,618
							1,100	(5)	51,546
							1,200	(22)	56,232
							730	(6)	34,208

2018 Proxy Statement	Chart Industries, Inc. - 45

(1)	The securities underlying options granted in 2015, 2016 and 2017 are also included in the aggregate grant date fair value in the “Option Awards” column of the 2017 Summary Compensation Table.

(2)	The securities underlying these options represent options granted on August 2, 2016 under the 2009 Omnibus Equity Plan and vest 25% and 75% on the first and second anniversaries of the date of grant based on continued service.

(3)	The securities underlying these options represent options granted on January 3, 2017 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service. These stock options are also included in the “All Other Option Awards” column of the 2017 Grants of Plan-Based Awards Table.

(4)	These RSUs were granted on August 2, 2016 pursuant to the 2009 Omnibus Equity Plan. Detail regarding the RSUs is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(5)	These RSUs were granted on January 3, 2017 pursuant to the 2009 Omnibus Equity Plan. Detail regarding the RSUs is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis. This RSU award is also included in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the 2017 Grants of Plan-Based Awards Table.

(6)	These performance units were granted on January 3, 2017 pursuant to the 2009 Omnibus Equity Plan. The number and value of the PSU award granted on January 3, 2017 is shown in the table at the target level. Detail regarding PSU awards is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis. This PSU award is also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2017 Grants of Plan-Based Awards Table.

(7)	The securities underlying these options represent options granted on January 2, 2009 under the 2005 Stock Incentive Plan. These options vested annually in equal installments over four years based on continued service.

(8)	The securities underlying these options represent options granted on January 4, 2010 under the 2009 Omnibus Equity Plan. These options vested annually in equal installments over four years based on continued service.

(9)	The securities underlying these options represent options granted on January 3, 2011 under the 2009 Omnibus Equity Plan. These options vested annually in equal installments over four years based on continued service.

(10)	The securities underlying these options represent options granted on January 3, 2012 under the 2009 Omnibus Equity Plan. These options vested annually in equal installments over four years based on continued service.

(11)	The securities underlying these options represent options granted on January 2, 2013 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(12)	The securities underlying these options represent options granted on January 2, 2014 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(13)	The securities underlying these options represent options granted on January 2, 2015 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(14)	The securities underlying these options represent options granted on January 4, 2016 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(15)	These performance units were granted on January 20, 2015 pursuant to the 2009 Omnibus Equity Plan. The number and value of the PSU award granted on January 20, 2015 is shown in the table at the threshold level for such awards (50%), although 0% of the award vested. Detail regarding PSU awards is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(16)	These performance units were granted on January 4, 2016 pursuant to the 2009 Omnibus Equity Plan. The number and value of the PSU award granted on January 4, 2016 is shown in the table at the target level. Detail regarding PSU awards is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(17)	These RSUs were granted on January 2, 2015 pursuant to the 2009 Omnibus Equity Plan. Detail regarding the RSUs is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(18)	These RSUs were granted on January 4, 2016 pursuant to the 2009 Omnibus Equity Plan. Detail regarding the RSUs is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(19)	The securities underlying these options represent options granted on February 13, 2017 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service. These stock options are also included in the “All Other Option Awards” column of the 2017 Grants of Plan-Based Awards Table.

46 - Chart Industries, Inc.	2018 Proxy Statement

(20)	The securities underlying these options represent options granted on May 5, 2011 under the 2009 Omnibus Equity Plan. These options vested annually in equal installments over four years based on continued service.

(21)	The securities underlying these options represent options granted on May 3, 2016 under the 2009 Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.

(22)	These performance units were granted on April 15, 2016 pursuant to the 2009 Omnibus Equity Plan. The number and value of the PSU award granted on April 15, 2016 is shown in the table at the target level. Detail regarding PSU awards is reported in the 2017 Summary Compensation Table and in the Compensation Discussion and Analysis.

(23)	Calculated based on a December 29, 2017 closing price of $46.86 per share.

2018 Proxy Statement	Chart Industries, Inc. - 47

2017 Option Exercises and Stock Vested Table

The following table presents information about the number of shares issued upon option exercises, restricted stock and performance unit vesting, and the value realized upon exercise or vesting, by our named executive officers in 2017.

	Option Awards		Stock Awards(1)

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William C. Johnson	—	$—	6,369	$214,826
Samuel F. Thomas	37,250	476,162	37,128	1,416,126
Jillian C. Evanko	—	—	—	—
Gerald F. Vinci	—	—	—	—
Robert H. Wolfe	—	—	913	33,926
Mary C. Cook	—	—	1,241	46,297
Kenneth J. Webster	6,329	87,846	3,833	140,149

(1)	Stock awards includes shares acquired due to the vesting of one-third of 2015 and 2016 RSU awards, granted January 2, 2015 and January 4, 2016, respectively, for Messrs. Thomas, Wolfe, and Webster, and Ms. Cook. For Mr. Webster, stock awards also includes one-third of the RSU award granted April 15, 2016, upon his promotion to CFO. This award was valued at $33.44 per share, the closing price of our Common Stock on April 13, 2017. For Messrs. Thomas and Wolfe, stock awards includes shares acquired due to the accelerated vesting of 2017 RSU awards, granted January 3, 2017, to satisfy tax withholding liabilities. For Ms. Cook and Mr. Wolfe, stock awards includes shares acquired due to the vesting of the final one-third of their respective 2014 RSU awards, granted January 2, 2014. Mr. Johnson’s shares represent the vesting of one-third of his August 2, 2016 RSU award, which he received upon joining the Company. The remaining two-thirds of this award vests on the second anniversary of the date of grant. For Messrs. Thomas and Webster, stock awards includes shares acquired in connection with the vesting of LRSU and PSU awards, granted January 2, 2014, which vested on January 2, 2017 and February 15, 2017, at the 50% and 171.4% levels, respectively. The grant date fair value for each award was calculated using the closing stock price on the date of vesting.

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2017 Non Qualified Deferred Compensation Table

The following table and related notes and discussion present information about the amount of compensation deferred, and the earnings accrued thereon, by our NEOs in 2017. Pursuant to the terms of the Deferred Income Plan, on January 26, 2018 the Company made contributions in the amounts stated in the table below for each NEO for 2017. These amounts are also included in the 2017 Summary Compensation Table under “All Other Compensation.”

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(1)
William C. Johnson	$38,612	$77,797	$2,522	—	$118,931
Samuel F. Thomas	99,124	165,848	255,040	—	1,859,807	(2)
Jillian C. Evanko*	—	—	—	—	—
Gerald F. Vinci*	—	—	—	—	—
Kenneth J. Webster	—	—	5,554	40,200	2	(3)
Robert H. Wolfe	3,277	—	5,922	—	40,343	(4)
Mary C. Cook	13,530	6,611	1,156	—	21,297

*	Mr. Vinci and Ms. Evanko were not eligible to participate in the Deferred Income Plan in 2017. They are eligible to participate at the beginning of the 2018 plan year.

(1)	Balance includes amounts previously reported in the 2016 Nonqualified Deferred Compensation Table in the Company’s 2017 proxy statement for each individual in the following amounts: Mr. Thomas, $1,339,795, Mr. Wolfe, $31,143 and Mr. Webster, $34,648.

(2)	Includes amounts deferred under the Company’s prior deferred income plan.

(3)	Mr. Webster left the Company effective May 5, 2017. Mr. Webster has taken distributions from his account, pursuant to the Deferred Income Plan retirement provisions set forth below.

(4)	Mr. Wolfe, who stepped down from his position with the Company on October 26, 2017, is fully vested in the balance of his account.

The Deferred Income Plan was amended on July 13, 2016, to give the Company discretion to determine which members of management and other highly compensated employees are eligible to participate in the Deferred Income Plan. The amendment allows the Company to modify the eligibility waiting period, and other conditions of eligibility, to allow for participation earlier than otherwise permitted under the Plan’s terms. As amended, the Company may determine an employee is eligible to participate in the Plan, even if that employee has not received base compensation and a bonus paid or projected to be paid in the year prior to the year in which the participant will defer (the “Deferral Year”) that is at or above the maximum annual amount that may be taken into account for purposes of the tax-qualified Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Savings Plan”) ($270,000 for 2017).

If the Company chooses not to modify an employee’s eligibility waiting period, the Plan’s provisions continue to apply and participation will be permitted in the Deferral Year by (i) employees with base compensation and bonus actually paid or projected to be paid for the year prior to the Deferral Year at or above the maximum annual amount ($270,000 for 2017) that may be taken into account for purposes of the tax-qualified Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Savings Plan”), and (ii) any employee who was deferring compensation as of June 30, 2010 under the prior Voluntary Deferred Income Plan

Among other things, the Deferred Income Plan provides for:

•	deferrals of up to 100% of each participant’s base salary and bonus actually paid or due in the Deferral Year;

•	beginning in 2011, matching contributions on deferrals under the Deferred Income Plan made in accordance with the formula applicable to the participant under the Savings Plan but only with respect to the part of the participant’s compensation that exceeds the maximum annual amount, which is $275,000 for 2018;

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•	beginning on July 1, 2010, profit sharing contributions (whether or not any compensation is actually deferred under the Deferred Income Plan) with respect to the part of the participant’s compensation that cannot be taken into account under the Savings Plan in accordance with the formula applicable to the participant under the Savings Plan. For 2017, profit sharing contributions were made only with respect to base pay earned if such base pay paid during the calendar year is greater than $270,000; and

•	automatic full vesting on participant deferrals, with matching contributions and profit sharing contributions vesting 20% per year of the participant’s service with the Company, with automatic full vesting after five years of service or, if earlier, attainment of age 65 (with participants already vested under the Savings Plan being fully vested under the Deferred Income Plan) or upon a change in control (as defined in the Deferred Income Plan).

Pursuant to the Company’s Deferred Income Plan, eligible employees are entitled to elect to defer up to 100% of their compensation, consisting of total salary, bonuses and commissions payable in a calendar year. Regardless of the circumstances under which a participant’s relationship with the Company terminates, all deferrals made pursuant to the plan will be fully vested. Contributions made by the Company, and any gains or losses on such contributions, vest ratably after five years of service under the Deferred Income Plan. Generally, deferral elections are made by participants in the taxable year immediately prior to the taxable year to which the deferral pertains, and are effective as of the first day of such taxable year. The Deferred Income Plan is unfunded and all benefits under the plan are payable solely from the general assets of the Company.

Benefits under the Deferred Income Plan are payable upon the participant’s reaching his or her normal or early retirement date or termination of employment. Payments are made either in a lump sum, or in equal annual installments for a period of up to ten years, as designated by the participant at the time of deferral. Payments may be accelerated under the Deferred Income Plan in the event that (1) a “change in control” (as defined under the Deferred Income Plan) occurs; (2) a participant has an unforeseeable emergency; (3) a participant becomes disabled; (4) death occurs prior to completion of payment of benefits, or (5) the participant has a de minimis balance permitted to be accelerated under IRS rules. The Company would not expect to permit a participant to receive more than one distribution as a result of an unforeseeable emergency in any calendar year. A participant may also elect to receive an in-service distribution at the time of completing an election of deferral, and such payment is payable in a lump sum on the designated in-service withdrawal date. For information regarding post-termination payments under the plan, see “Other Potential Post-Employment Payments.”

Participants in the Deferred Income Plan may direct the investment of their balance held within the plan among a number of alternative investment fund options, and earnings and losses on participants’ investments are determined based on the individual performance of the underlying investment options. A participant may regularly change his or her investment allocation within the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. Assets held in the rabbi trust are available to our general creditors in the event of our insolvency.

Notwithstanding anything in the Deferred Income Plan to the contrary, the Deferred Income Plan is administered in accordance with the requirements of, or to meet the requirements for exemption from, Section 409A of the Internal Revenue Code.

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Other Potential Post-Employment Payments

Under the Employment Agreements, each of our named executive officers is entitled to receive certain compensation and other benefits upon a termination of employment. The table below and related notes and discussion summarize the payments each executive officer would be entitled to receive under the terms of his or her Employment Agreement upon the occurrence of a triggering event, such as death, disability, retirement, termination for cause, a qualifying resignation, termination without cause, or a qualifying resignation or termination without cause in connection with a Change in Control.

The Employment Agreements define “Cause” as: (i) the executive’s willful failure to perform duties; (ii) the commission of, or a plea of guilty or no contest to a felony or crime involving moral turpitude; (iii) willful malfeasance or misconduct demonstrably injurious to us or our subsidiaries; (iv) material breach of the material terms of the Employment Agreement; (v) commission of an act of gross negligence, corporate waste, disloyalty or unfaithfulness to us, which adversely affects our business or that of our subsidiaries or affiliates; or (vi) any other act or course of conduct that will demonstrably have a material adverse effect on us or a subsidiary or an affiliate’s business. “Good Reason” is defined in the Employment Agreements as: (i) a material diminution in executive’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement. “Change in Control” under the Employment Agreements is discussed on page 41 in the section “Employment Agreements — Severance and Change in Control Provisions.”

PAYMENTS MADE UPON INVOLUNTARY TERMINATION FOR “CAUSE” OR RESIGNATION WITHOUT “GOOD REASON”

Salary, Bonus, and Benefits. If an NEO is terminated by us for Cause or resigns without Good Reason, he is entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation).

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason, the unvested portion of all stock options will be cancelled.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason during the performance period, all performance units will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated by us for Cause or resigns without Good Reason during the performance period, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to (1) conviction of certain crimes enumerated in the Deferred Income Plan or (2) any breach of the duty of loyalty to us, any acts of omission in the performance of a participant’s Company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of a participant’s Company duties from which the participant derived an improper personal benefit (“Cause” under the Deferred Income Plan), the participant will not be entitled to receive any benefits or payments under the terms of the plan, other than the participant’s deferrals. If a participant’s employment is terminated for resignation without Good Reason, the participant will be entitled to receive benefits and payments based on the participant’s vested account.

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PAYMENTS MADE UPON INVOLUNTARY TERMINATION WITHOUT CAUSE OR RESIGNATION FOR “GOOD REASON”

Salary, Bonus, and Benefits. Pursuant to the terms of the Employment Agreements, as amended, if an NEO is terminated by us without Cause or resigns for Good Reason not within two years after a Change in Control, the executive is entitled to receive his or her accrued but unpaid base salary, prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). Subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described on page 42 in “Employment Agreements,” the executive is also entitled to a severance payment and continued coverage under our group health plan. The executive’s severance payment upon an involuntary termination without Cause or resignation for Good Reason would be a lump sum equal to a percentage of that executive’s current base salary plus the greater of that executive’s current Base Target, or the Base Target for the preceding fiscal year, as follows: Mr. Johnson, 200%; Ms. Evanko, 150%; and all other officers, 100%. The executive would be entitled to continued coverage under the Company’s group health plan for the following period: Mr. Johnson, 24 months; Ms. Evanko, 18 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason, any unvested stock options will be cancelled.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason during the performance period, all performance units will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated by us without Cause or resigns for Good Reason during the performance period, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated by us without Cause or by resignation for Good Reason, the participant will be entitled to receive benefits and payments based upon the participant’s vested account.

PAYMENTS MADE UPON TERMINATION BY REASON OF DEATH OR DISABILITY; RETIREMENT

Salary, Bonus, and Benefits. In the event an NEO is terminated by reason of death or ceases to be employed as a result of disability, he would be entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). In addition, the executive would be entitled to a pro-rata portion of the Annual Bonus, if any, that he would have been entitled to for the year in which the termination occurs, based on our actual results for the year and the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment. In the event of separation due to retirement, NEOs are entitled to receive their accrued but unpaid Base Salary and any accrued but unpaid health and welfare benefits (including accrued vacation).

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that an NEO is terminated due to death or disability, stock options will become immediately vested. In the event an NEO is terminated due to retirement upon reaching the age of 60, provided the executive has completed 10 years of service with us (“Retirement”), the options will continue to vest and become exercisable as if the officer had remained employed.

Effective January 1, 2015, the definition of “Retirement” under our stock option and other equity award agreements was changed. Under the 2015 and 2016 stock option agreements, in addition to Retirement eligibility under the existing age 60 and 10-years of service standard, an executive is also eligible for retirement upon reaching the age of 65, regardless of his

52 - Chart Industries, Inc.	2018 Proxy Statement

service time with the Company. In the event an NEO is terminated due to retirement, options awarded under our 2015 and 2016 stock option agreements continue to vest and remain exercisable for up to five years after Retirement as if the officer had remained employed.

Mr. Wolfe qualified for Retirement treatment when he retired from the Company in October 2017, and thus had several outstanding unvested equity awards on December 31, 2017. Accordingly, while Mr. Thomas is the only current executive eligible for Retirement on December 31, 2017, the table below presents benefits associated with the Retirement of Messrs. Thomas and Wolfe .

Because Mr. Wolfe qualified for Retirement, as defined under each of his option award agreements, Mr. Wolfe’s unvested option awards will continue to vest and become exercisable as if he had remained employed with the Company. In November 2016, the Compensation Committee approved amendment of Mr. Wolfe’s 2013 and 2014 option award agreements to include a definition of “Retirement” consistent with the retirement provisions in our 2015 and 2016 award agreements. Since Mr. Wolfe separated from service due to Retirement, as amended, his 2013 and 2014 option awards will continue to vest as if he had remained employed.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated due to Retirement, death or disability during the performance period, the executive (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of units calculated by multiplying (x) by (y) where: (x) is the number of Shares, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the number of months in the performance period.

Effective January 1, 2015, the definition of “Retirement” under our performance unit agreements was changed. Under the 2015, 2016 and 2017 performance unit agreements, in addition to Retirement eligibility under the existing age 60 and 10-years of service standard, an executive is also eligible for retirement upon reaching the age of 65, regardless of his service time with the Company. In the event an NEO is terminated due to retirement, PSUs are awarded under our 2015, 2016 and 2017 performance unit agreements in the manner described above.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated as a result of death or disability, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability. In the event an NEO is terminated due to Retirement, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously canceled, continue to vest ratably on each of the first three anniversaries of the date of grant.

Mr. Wolfe’s RSU awards will continue to vest ratably as if he had remained employed.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which LRSUs were awarded to the NEOs, in the event that an NEO is terminated as a result of death or disability or as the result of Retirement with the Committee’s approval, 50% of the LRSUs, together with any shares issued as a result of the investment of dividends attributable to the LRSUs will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability or Retirement with Committee approval. An additional pro-rated number of 50% of the LRSUs will vest as of the earlier of the original vesting date specified in the leveraged restricted share unit agreement or upon a Change in Control as defined in the leveraged restricted share unit agreement, with proration determined based on length of service during the performance period in a manner similar to our performance units.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to death, disability or Retirement, the benefit payable to the participant under the Deferred Income Plan will fully vest, to the extent not previously vested.

PAYMENTS MADE UPON EXPIRATION OF EMPLOYMENT TERM

Salary, Bonus and Benefits. In the event the employment of an NEO is terminated upon expiration of the employment term without renewal, he will be entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). No named executive officer’s Employment Agreement could have terminated on December 31, 2017, as a result of the rolling term of

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the agreement, since we could not have provided the required notice before expiration under the terms of the applicable agreement. Accordingly, no benefits are shown in the table below related to expiration of the Employment Agreement term on December 31, 2017.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the NEOs, in the event that the employment of an NEO is terminated upon expiration of the employment term without renewal, the unvested portion of all options will be cancelled by us without consideration.

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal during the performance period, all PSUs will be cancelled.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal, any unvested RSUs will be cancelled.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which the LRSUs were awarded to the NEOs, in the event that an NEO is terminated upon expiration of the employment term without renewal, any unvested LRSUs will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated upon expiration of the employment term without renewal, the participant will be entitled to receive an amount equal to the participant’s vested account.

PAYMENTS MADE UPON TERMINATION IN CONNECTION WITH CHANGE IN CONTROL

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, as amended, in the event an NEO is terminated by us without Cause or resigns for Good Reason within two years of a Change in Control, the executive is entitled to receive his accrued but unpaid base salary, his prior year’s Annual Bonus to the extent earned but not yet paid, and any accrued but unpaid health and welfare benefits (including accrued vacation). Subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described on page 42 in “Employment Agreements,” the executive is also entitled to a severance payment and continued coverage under our group health plan. The executive’s severance payment upon a termination without Cause or for Good Reason within two years following a Change in Control would be a lump sum equal to a percentage of that executive’s current base salary plus the greater of that executive’s current Base Target, or the Base Target for the fiscal year immediately preceding the fiscal year in which the Change in Control occurred, as follows: Mr. Johnson, 300%; Ms. Evanko, 200%; and all other officers, 100%. The severance payments to be paid to the executive officers upon a termination of employment without Cause or for Good Reason within two years following a Change in Control may be reduced under the Employment Agreements if (x) the payments would result in the imposition of a “golden parachute” excise tax under the Internal Revenue Code Section 280G and (y) the reduced payments would result in the executive officer receiving a greater net after-tax payment. The executive would be entitled to continued coverage under the Company’s group health plan for the following period: Mr. Johnson, 36 months; Ms. Evanko, 24 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the 2005 Stock Incentive Plan, the 2009 Omnibus Plan, the Omnibus Equity Plan, and the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, stock options become fully vested and are immediately exercisable in the event of the occurrence of any of the following: (1) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person or group; (2) any person or group is or becomes the beneficial owner of more than 50% (30% in the case of the 2009 Omnibus Plan, the Omnibus Equity Plan and the Incentive Compensation Plan) of the total voting power of our voting stock, including by way of merger, consolidation, tender or exchange offer or otherwise; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office (each, an “Incentive Plan Change in Control”).

54 - Chart Industries, Inc.	2018 Proxy Statement

Treatment of PSU Awards. Under the terms of the performance unit agreements under which the PSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control, (1) the performance requirements shall be deemed to have been satisfied at the greater of either: (i) the target level of the performance requirements as if the entire performance period had elapsed; or (ii) the level of actual achievement of the performance requirements as of the date of the Incentive Plan Change in Control; and (2) the appropriate number of shares, or, if the Committee so elects, cash, shall be issued or paid to the executive not later than 30 days after the date of the Incentive Plan Change in Control.

Treatment of RSU Awards. Under the terms of the restricted share unit agreements under which the RSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control that also meets the definition of a change in control event under applicable regulations under Section 409A of the Internal Revenue Code, the RSUs, together with any dividend equivalents attributable to the RSUs will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the Incentive Plan Change in Control.

Treatment of LRSU Awards. Under the terms of the leveraged restricted share unit agreements under which LRSUs were awarded to the NEOs, in the event of an Incentive Plan Change in Control that also meets the definition of a change in control event under applicable regulations under Section 409A of the Internal Revenue Code, the LRSUs, together with any shares issued as a result of the investment of dividends attributable to the LRSUs will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the change in control in an amount equal to the greater of the target amount of LRSUs or the number of LRSUs that would have vested if vesting performance were measured on the day immediately preceding the change in control.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event of a change of ownership or effective control of the Company within the meaning of Section 409A of the Internal Revenue Code, a participant’s interest in all amounts credited to the participant’s account under the plan will fully and immediately vest, become nonforfeitable and be distributed in a single lump sum.

Potential Post-Employment Payments under the Employment Agreements

Assuming the employment of each NEO was terminated under each of the following circumstances on December 29, 2017, the last business day of our 2017 fiscal year, payments made and benefits provided would have the following estimated values. Mr. Webster is not shown in the table below as, upon his leaving the Company, on May 5, 2017, the unvested portion of his outstanding option awards and unvested PSU and RSU awards were forfeited. Mr. Wolfe, who stepped down from his position on October 26, 2017, is retirement eligible and therefore the amounts shown in the table reflect the potential impact on equity awards which remain subject to vesting and which are the only remaining items for which he is subject to payout.

	Involuntary Termination for Cause/Resignation without Good Reason	Involuntary Termination without Cause Resignation for Good Reason	Disability/Death	Retirement(8)	Change in Control(9)
Cash Severance(1)
William C. Johnson	—	$2,840,000	—	—	$4,260,000
Samuel F. Thomas	—	1,550,000	—	—	1,550,000
Jillian C. Evanko	—	1,027,125	—	—	1,369,500
DeWayne R. Youngberg	—	552,000	—	—	552,000
Gerald F. Vinci	—	472,500	—	—	472,500
Robert H. Wolfe	—	—	—	—	—
Mary C. Cook	—	308,000	—	—	308,000
Annual Incentive Plan Bonus(2)
William C. Johnson	—	—	$794,065	—	$794,065
Samuel F. Thomas	—	—	956,581	—	956,581
Jillian C. Evanko	—	—	332,952	—	332,952
DeWayne R. Youngberg	—	—	71,683	—	71,683
Gerald F. Vinci	—	—	194,402	—	194,402
Robert H. Wolfe	—	—	—	—	—
Mary C. Cook	—	—	111,334	—	111,334

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	Involuntary Termination for Cause/Resignation without Good Reason	Involuntary Termination without Cause Resignation for Good Reason	Disability/Death	Retirement(8)	Change in Control(9)
Health and Welfare Benefits(3)
William C. Johnson	—	$41,632	—	—	$63,979
Samuel F. Thomas	—	23,372	—	—	23,372
Jillian C. Evanko	—	27,486	—	—	36,941
DeWayne R. Youngberg	—	17,575	—	—	17,575
Gerald F. Vinci	—	—	—	—	—
Robert H. Wolfe	—	—	—	—	—
Mary C. Cook	—	7,676	—	—	7,676
Accelerated Vesting of Options(4)
William C. Johnson	—	—	$1,189,992	—	$1,189,992
Samuel F. Thomas	—	—	3,992,151	—	3,992,151
Jillian C. Evanko	—	—	80,573	—	80,573
DeWayne R. Youngberg	—	—	—	—	—
Gerald F. Vinci	—	—	139,318		139,318
Robert H. Wolfe	—	—	252,034	—	252,034
Mary C. Cook	—	—	135,153	—	135,153
Accelerated Vesting of PSUs(5)
William C. Johnson	—	—	$129,958	$—	$389,875
Samuel F. Thomas	—	—	778,813	778,813	1,707,578
Jillian C. Evanko	—	—	38,269	—	114,807
DeWayne R. Youngberg	—	—	—	—	—
Gerald F. Vinci	—	—	43,580	—	130,739
Robert H. Wolfe	—	—	—	—	—
Mary C. Cook	—	—	48,891	—	90,440
Accelerated Vesting of RSUs(6)
William C. Johnson	—	—	$1,181,856	—	$1,181,856
Samuel F. Thomas	—	—	2,792,575	—	2,792,575
Jillian C. Evanko	—	—	172,445	—	172,445
DeWayne R. Youngberg	—	—	—	—	—
Gerald F. Vinci	—	—	196,343		196,343
Robert H. Wolfe	—	—	267,430	—	267,430
Mary C. Cook	—	—	137,956	—	137,956
Deferred Compensation(7)
William C. Johnson	—	—	—	—	—
Samuel F. Thomas	—	—	—	—	—
Jillian C. Evanko	—	—	—	—	—
DeWayne R. Youngberg	—	—	—	—	—
Gerald F. Vinci	—	—	—	—	—
Robert H. Wolfe	—	—	—	—	—
Mary C. Cook	—	—	—	—	—

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	Involuntary Termination for Cause/Resignation without Good Reason	Involuntary Termination without Cause Resignation for Good Reason	Disability/Death	Retirement(8)	Change in Control(9)
TOTAL
William C. Johnson	—	$2,881,632	$3,295,871	$—	$7,879,767
Samuel F. Thomas	—	1,573,372	8,520,120	778,813	11,022,257
Jillian C. Evanko	—	1,054,611	624,239	—	2,107,218
DeWayne R. Youngberg	—	569,575	71,683	—	641,258
Gerald F. Vinci	—	472,500	573,643	—	1,133,302
Robert H. Wolfe	—	0	519,464	—	519,464
Mary C. Cook	—	315,676	433,334	—	790,559

(1)	Cash severance amounts, under the Employment Agreements as of December 29, 2017, consist of a lump sum payment equal to the following percentage of the executive’s base salary and the greater of his of her current target annual bonus or the target bonus for the preceding fiscal year (or the target bonus for the year before a Change in Control, in the case of a termination within two years after a Change in Control): Mr. Johnson, 200% (300% if after a Change in Control); Ms. Evanko, 150% (200% if after a Change in Control); and all other officers, 100%. The amounts in the table do not include accrued but unused vacation, since the policy governing vacation for the executive officers mandates the forfeiture of all accrued vacation for the current year not used by the end of the year, and each scenario assumes termination of employment on the last day of the year. In the event that an executive is terminated prior to the end of the fiscal year, the executive would be entitled to compensation for any unused vacation that could be used prior to the end of the fiscal year. Our executives are presently entitled to the following vacation benefits: Messrs. Thomas and Johnson, five weeks; all other officers, four weeks.

(2)	Our Cash Incentive Plan, under which the incentive bonuses were paid for 2017, generally requires a participant be employed on the day of payment of the bonus, which was March 13, 2018. With the exception of Mr. Youngberg, the 2017 bonus amounts payable are based on the realization of 123.4% of our 2017 financial performance goals and each executive’s achievement of a specific, pre-determined SOEG metric. Mr. Youngberg’s bonus is based on the 2017 metrics and plan of Hudson, his previous employer. For additional information about the Company’s performance measures and NEOs’ 2017 cash bonus opportunity, see the discussion on page 30, under “Elements of Compensation — Short-Term Annual Cash Incentive Award,” the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” portion of the 2017 Grants of Plan-Based Awards Table, and the 2017 Summary Compensation Table, above.

(3)	Health and welfare benefits consist of health care and dental. These benefits after termination of employment have been calculated based on actual cost to us for 2017. For each year following 2017, costs are approximated based on the actual cost for 2017 plus an assumed 5% annual increase in medical benefits cost and an assumed 3% annual increase in dental benefits cost.

(4)	The value of the stock options that vest upon death or disability or an Incentive Plan Change in Control represents the difference between the aggregate market value of the shares underlying the unvested portion of these options on December 29, 2017, at $46.86 per share, the closing price of our Common Stock on that day, and the aggregate exercise price of the option. In the event of Retirement, stock options will continue to vest ratably over a four-year period, without giving effect to the requirement of continuous service. As discussed, as Mr. Wolfe qualified for Retirement, his unvested options will receive such treatment.

(5)

In the event of termination due to disability, death, or Retirement, the executive (or his or her beneficiary) is entitled to a pro-rated number of performance units, calculated by multiplying (x) by (y) where: (x) is the number of units, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the total number of months in each performance period. For the 2015 PSU awards (for Mr. Thomas), the table reflects the fact that the performance units awarded in 2015 vested in an amount equal to 0% of the total target award. For performance units awarded in 2016 (for Mr. Thomas and Ms. Cook) and 2017 (for Messrs. Johnson and Vinci and Mses. Evanko and Cook), the table reflects the assumption that the units will vest at the 100% target level of the total amount of performance units granted, even though we are unable to accurately predict the actual performance of these awards. See “Compensation Discussion and Analysis — Elements of Compensation — Long-

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Term Incentive Compensation” above for more information about these assumptions. Whether or to what extent the 2016 and 2017 unvested awards actually will be earned depends on future events. The value of performance units upon an Incentive Plan Change in Control represents the product of (i) the 100% target amount of performance units granted in 2015, the 100% target amount of performance units granted in 2016, and the 100% target amount of performance units granted in 2017, and (ii) $46.86 per share, the closing price of our Common Stock on December 29, 2017.

(6)	The table reflects the market value of the unvested portion of 2015 and 2016 RSU awards, granted January 2, 2015 and January 4, 2016 (for Messrs. Thomas and Wolfe and Ms. Cook) and the unvested portion of the 2017 RSU awards granted January 3, 2017 (for Messrs. Thomas, Johnson, Vinci and Wolfe and Ms. Cook) and February 13, 2017 (for Ms. Evanko). For Mr. Johnson, the table reflects the RSU award received on August 2, 2016. Mr. Johnson’s 2016 RSU award vests in one-third and two-third increments on the first and second anniversaries of the date of grant. As of December 29, 2017, 12,741 shares of this award were not yet vested. All other RSU awards to our NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant. With respect to death, disability and an Incentive Plan Change in Control, the executive (or his or her beneficiary) is entitled to an immediate vesting of the shares underlying the unvested portion of the RSUs. The value of the RSUs that vest upon death, disability or an Incentive Plan Change in Control represents the aggregate market value of the shares underlying the unvested portion of the RSU awards on December 29, 2017, at $46.86 per share, the closing price of our Common Stock on that day. In the event of Retirement, RSUs continue to vest ratably over the vesting period, without giving effect to the requirement of continuous service, and therefore such amounts are not included in the table.

(7)	The Company does not provide above-market returns on any participant balances in the Deferred Income Plan. Messrs. Thomas, Johnson, and Wolfe, and Ms. Cook received Company contributions under the Deferred Income Plan for 2017. Since the executives are fully vested in these amounts, they are not recognized in the table. For specific deferred compensation balances, see the 2017 Nonqualified Deferred Compensation Table.

(8)	Mr. Thomas was the only current NEO eligible for Retirement on December 29, 2017. Mr. Wolfe was eligible for Retirement when he departed the Company on October 26, 2017, but did not have any outstanding PSU awards as of December 29, 2017. Accordingly, the table presents benefits associated with Mr. Thomas’s retirement only.

(9)	Assumes termination of employment results from resignation for Good Reason or Involuntary Termination without Cause within two years following a Change in Control. As stated in the table, the severance payments to be paid to the executive officers upon a termination of employment without Cause or for Good Reason within two years following a Change in Control may be reduced under the Employment Agreements if (x) the payments would result in the imposition of a “golden parachute” excise tax under the Internal Revenue Code Section 280G and (y) the reduced payments would result in the executive officer receiving a greater net after-tax payment. The amounts shown in the table above do not reflect that if, in the event payments to the executive officer in connection with a change in control or otherwise would result in an excise tax under the Internal Revenue Code, such payments may be reduced to the extent necessary so that the excise tax does not apply.

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2017 Director Compensation Table

The following table summarizes the compensation of our non-employee directors for fiscal year 2017. Messrs. Thomas and Johnson, as executive officers of the Company, do not receive any additional compensation for the services they perform as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	Total($)
W. Douglas Brown	105,750	$98,750	$204,500
Richard E. Goodrich	93,250	98,750	192,000
Terrence J. Keating	91,250	98,750	190,000
Steven W. Krablin	134,500	98,750	233,250
Michael L. Molinini(2)	69,625	74,375	144,000
Elizabeth G. Spomer	91,250	98,750	190,000
Thomas L. Williams	109,750	98,750	208,500

(1)	Amounts in this column represent the aggregate grant date fair value of stock awards made to our non-employee directors in fiscal year 2017. These awards were reflected in our consolidated financial statements, based upon the applicable accounting guidance, at the fair market value of our Common Stock on the date of grant.

(2)	Mr. Molinini was appointed to the Board in March 2017.

DIRECTOR COMPENSATION PROGRAM

All non-employee directors receive an annual cash retainer of $100,000 and an annual stock award of $100,000. As of July 1, 2017, the annual cash retainer was raised from $62,500 to $100,000, and the annual stock award was raised from $97,500 to $100,000, to ensure competitive compensation relative to peers. The Lead Independent Director and each Board committee chair receive an additional annual cash retainer to reflect their added responsibilities (each paid in quarterly installments), which retainers were raised effective as of July 1, 2017 to the following amounts:

•	Lead Independent Director: $25,000 ($20,000 prior to July 1, 2017).

•	Audit Committee Chair: $25,000 ($12,500 prior to July 1, 2017).

•	Compensation Committee Chair: $25,000 ($12,500 prior to July 1, 2017).

•	NCGC Chair: $15,000 ($8,000 prior to July 1, 2017).

Effective July 1, 2017, directors no longer receive a fee of $2,000 for each meeting of the Board of Directors attended scheduled to be held in-person, $1,000 for each meeting of the Board of Directors attended scheduled to be held telephonically, and $1,000 for each committee meeting attended whether the meeting was held in-person or telephonically.

Annual cash retainers, and fees paid to the Lead Independent Director and the Committee chairs, are paid in equal quarterly installments. Annual stock awards are granted on a quarterly basis in installments equal in value to one-quarter of the annual equity retainer then in effect. The 2017 director stock awards were made pursuant to our 2009 Omnibus Plan and our Omnibus Equity Plan and are fully vested on the date of grant. Directors may elect to defer their stock until a later fiscal year, or until the earlier of the January following separation of service from the Board or the occurrence of a change in control. Director deferrals of their stock retainers are in all cases limited to the extent permitted under Section 409A of the Internal Revenue Code.

Director Stock Ownership. Our stock ownership guidelines provide that non-employee directors must accumulate investments of at least four times the value of the annual cash retainer in our Common Stock during the first 48 months of their tenure on our Board. Directors must maintain investments in Company stock at the director guideline level after expiration of the 48 month period. Shares of our Common Stock issuable upon settlement of stock units or granted as quarterly stock grants will count towards the requirement. As of March 27, 2018, all of our directors meet or are on track to meet the ownership guidelines within the 48 month period.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of W. Douglas Brown, Richard E. Goodrich, Michael L. Molinini and Thomas L. Williams. None of Messrs. Brown, Goodrich, Molinini or Williams is a present or past employee or officer of ours or any of our subsidiaries. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one of more of its executive officers serving on the Board of Directors or Compensation Committee of the Company.

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Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Johnson, who has served as the Company’s Chief Executive Officer since May 25, 2017, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For 2017, the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chief Executive Officer) was $38,762. Mr. Johnson’s annual total compensation for 2017 for purposes of the Pay Ratio Disclosure was $3,182,852. Based on this information, for 2017, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 82 to 1.

To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:

•	We collected annual cash compensation from payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of December 31, 2017.

•	We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between January 1 and December 31, 2017 (however, as permitted by Item 402(u) of Regulation S-K, we excluded 504 employees of Hudson, which was acquired in 2017).

•	We applied an exchange rate as of December 31, 2017, to convert all international currencies into U.S. dollars.

Using this methodology, we determined that the median employee was a non-exempt, full-time employee located in the U.S. with an annual total compensation of $38,762 for 2017, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Mr. Johnson served as Chief Executive Officer on December 31, 2017, the determination date of the median employee. As Mr. Johnson did not serve as the Chief Executive Officer for the entirety of 2017, we expect the above pay ratio to increase in future years to reflect a full year of total compensation at Mr. Johnson’s current position.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

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Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2017 Annual Report on SEC Form 10-K with the Company’s management and Ernst & Young LLP, the independent registered public accounting firm for fiscal 2017.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2017 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of pre-approved non-audit services by Ernst & Young LLP was compatible with maintaining the registered public accounting firm’s independence.

Submitted by the Audit Committee of the Board of Directors as of February 20, 2018.

Audit Committee

Steven W. Krablin, Chairman

Richard E. Goodrich

Terrence J. Keating

Elizabeth G. Spomer

62 - Chart Industries, Inc.	2018 Proxy Statement

Principal Accounting Fees and Services

The Audit Committee has reviewed the audit fees of the independent registered public accounting firm. For work performed in regard to fiscal years 2017 and 2016, the Company paid Ernst & Young LLP the following fees for services, as categorized below:

	Fiscal Year 2017	Fiscal Year 2016
Audit fees(1)	$2,612,758	$1,798,400
Audit-related fees(2)	717,378	—
Tax fees(3)	237,063	142,819
All other fees(4)	2,263	2,155
Total fees	$3,569,462	$1,943,374

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and certain statutory audits required internationally.

(2)	Includes fees for services related to our acquisition activity in 2017.

(3)	Tax compliance, tax advice and tax planning.

(4)	All other services not reported under (1), (2) and (3). The fees listed above represent a subscription fee for online technical accounting guidance.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year-ended December 31, 2017.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to the audit of each fiscal year, the Audit Committee receives a written report from Ernst & Young LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit-related services, tax services and other services were pre-approved for 2017 by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has selected Ernst & Young LLP to audit our 2018 financial statements.

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Equity Compensation Plan Information

The following tables provides information, as of December 31, 2017 and March 27, 2018, about our Common Stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our Omnibus Equity Plan, our 2009 Omnibus Plan and our 2005 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	1,786,046	$32.58	1,690,033
Equity compensation plans not approved by security holders	—	—	—
Total	1,786,046	$32.58	1,690,033

(1)	The amount in column (a) includes: (i) 1,254,127 shares issuable upon the exercise of outstanding stock options; (ii) 43,183 shares subject to vested stock units; (iii) 159,475 shares issuable upon achievement of maximum targets for PSU awards; and (iv) 329,261 shares issuable upon vesting of restricted share units and restricted stock.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account stock unit awards or performance unit awards since these awards do not have an exercise price.

As a result of awards of RSUs, stock options, PSUs, and director stock awards, as well as option exercises, award payouts and forfeitures in the first quarter of 2018, the number of securities issuable upon exercise of outstanding options, warrants and rights granted under all of our existing equity plans as of March 27, 2018 is included in the table below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders(1)	1,909,456	$34.99	1,337,201
Equity compensation plans not approved by security holders	—	—	—
Total	1,909,456	$34.99	1,337,201

(1)	The amount in column (a) includes: (i) 1,399,223 shares issuable upon the exercise of outstanding stock options; (ii) 43,402 shares subject to vested stock units; (iii) 161,515 shares issuable upon achievement of maximum targets for PSU awards; and (iv) 305,316 shares issuable upon vesting of restricted share units.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account stock unit awards or performance unit awards since these awards do not have an exercise price.

64 - Chart Industries, Inc.	2018 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and 10% or greater stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2017.

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Related Party Transactions

On March 27, 2007, our Board of Directors adopted written Related Party Transaction Policies and Procedures (the “Policy”), which provides that it is the policy of the Company not to enter into any “Related Party Transaction” (as such term is defined in the Policy) with one of our executive officers, directors or director nominees, or stockholders known to beneficially own over 5% of a class of our voting securities or their related persons, unless either (i) the Audit Committee approves the transaction in accordance with the guidelines set forth in the Policy or (ii) the transaction is approved by a majority of the Company’s disinterested directors. Such Related Party Transactions shall be disclosed in the Company’s SEC filings as and to the extent required by applicable SEC rules and regulations.

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Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification; however, we are submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice and in order to provide a method by which stockholders may communicate their opinion to the Audit Committee. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

✓

Our Board of Directors unanimously recommends a vote FOR Proposal No. 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2018.

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Proposal 3 — Approval, on an Advisory Basis, of the Company’s Executive Compensation

In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in the Compensation Discussion and Analysis section, beginning on page 20, in accordance with the compensation disclosure rules of the SEC.

Although the vote is advisory only, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. At the Company’s 2017 Annual Meeting our stockholders approved, on an advisory basis, an annual frequency of the advisory vote to approve the compensation of our named executive officers. Consistent with the input of our stockholders and consistent with our long-standing Board policy, the stockholder vote for advisory approval of NEO compensation will occur annually.

As described more fully in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience, and responsibilities.

Our program seeks to align executive compensation with stockholder value on a short- and long-term basis through a combination of base pay, annual incentives, and long-term incentives, and features appropriate governance policies to discourage executives from taking risks that are unnecessary or excessive. Our short-term annual cash incentives are strongly performance-based, with 80% of cash bonuses tied to the Company’s annual financial performance and 20% tied to individuals’ achievement of the Company’s strategic and operational goals. In addition, 2017 long-term incentive awards were comprised of a mix of stock options, performance units, and restricted share units, which link executive compensation directly to stockholder value and long-term performance, while incentivizing retention. We believe our compensation program aligns our executive compensation with stockholder interests in a performance-based framework, which was clearly demonstrated in 2017. Although we achieved 2017 financial results exceeding our overall expectations, resulting in NEOs receiving short-term cash bonuses, executive base compensation and the value of our long-term equity incentive awards continue to be significantly impacted by our performance longer-term:

•	Continued Practice of no base salary increases for continuing NEOs. The base salaries for continuing NEOs were frozen in 2017, with the exception of a mid-year increase for Mr. Johnson in connection with his promotion to CEO and a small increase for a former executive officer. This is a reflection of the Committee’s assessment of various quantitative and qualitative factors, including the Company’s overall financial performance.

•	Consistent with our at-risk equity compensation program, 2015 performance share unit (“PSU”) awards did not achieve the threshold performance level, and no payouts were made for this three-year performance period. PSU awards granted in 2015 for the three-year performance period 2015–2017 did not achieve the threshold performance levels for the Company’s annual return on average capital investment (ROIC). As a result, none of these shares will vest for recipients of these PSU grants.

•	Increased performance targets on a year-over-year basis. The Committee evaluates our performance targets on a yearly basis, taking into account industry and market conditions. Two of the Company’s performance targets were higher in 2017 compared to 2016. The third target, operating income, was slightly lower.

•	No equity awards were granted to the Executive Chairman after the transition of his CEO duties in May 2017 and he will not be entitled to a bonus for fiscal 2018. In connection with the Board’s succession planning efforts, Mr. Thomas was elected Executive Chairman at the 2017 Annual Meeting and will serve in that role until the upcoming Annual Meeting, at which time he will retire from all of his positions with the Company. Mr. Thomas received no equity awards in 2017 after his appointment as Executive Chairman or during 2018, and is not eligible for a cash incentive award for 2018.

68 - Chart Industries, Inc.	2018 Proxy Statement

2017 was a year of positive momentum, both with respect to an orderly and planned succession in our leadership team, as well as significant improvements in operating performance and the execution of several strategic initiatives, including the Hudson acquisition. We believe these efforts leave us well-positioned to capitalize on future opportunities in 2018 and beyond.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

✓	Our Board of Directors unanimously recommends a vote FOR Proposal No. 3 to approve the compensation of the named executive officers as disclosed in this proxy statement.

2018 Proxy Statement	Chart Industries, Inc. - 69

Stockholder Proposals for 2019 Annual Meeting

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy for the Annual Meeting for 2019, proposals must be received by the Company no later than December 12, 2018. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our By-Laws.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting of stockholders. Our By-Laws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company not less than 90 calendar days nor more than the 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the 2019 Annual Meeting, proposals that have not been received by December 12, 2018 must be received by the Company between January 25, 2019 and February 24, 2019. In the event the date of the 2019 Annual Meeting is changed by more than 25 calendar days from the first anniversary of the 2018 Annual Meeting, stockholder notice must be received not later than the close of business on the 10th calendar day following the date on which notice of the Annual Meeting was mailed or public announcement of the date is made, whichever first occurs. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

70 - Chart Industries, Inc.	2018 Proxy Statement

Other Matters to Come before the Annual Meeting

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

********************

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to our Secretary at 3055 Torrington Drive, Ball Ground, Georgia 30107.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Samuel F. Thomas

Executive Chairman

Ball Ground, Georgia

2018 Proxy Statement	Chart Industries, Inc. - 71

Appendix A

2017 Compensation Peer Group
Allegion Plc.	HB Fuller Co.	Rollins Inc.
AO Smith Corp.	HC2 Holdings	SandRidge Energy, Inc.
Apogee Enterprises, Inc.	IDEX Corporation	Silver Wheaton Corp.
Arch Coal Inc.	Intuitive Surgical, Inc.	Standex International Corporation
Bill Barrett Corp.	Invacare Corporation	Sterling Construction Co. Inc.
Bonavista Energy Corporation	ITT Corporation	Stillwater Mining Co.
Carpenter Technology Corp.	Kaman Corporation	SunCoke Energy Inc.
Checkpoint Systems Inc.	Marten Transport Ltd.	Swift Energy Co.
Chemtura Corporation	Matson, Inc.	Tecumseh Products Company
Cimarex Energy Co.	McDermott International Inc.	Teekay Corporation
Coeur Mining, Inc.	MTS Systems Corporation	Tesco Corporation
Comfort Systems USA Inc.	Myers Industries Inc.	Tetra Tech Inc.
Cytec Industries Inc.	Newfield Exploration Co.	Toro Co.
Edwards Lifesciences Corp.	Nordson Corporation	Tower International, Inc.
EQT Corporation	Oil States International Inc.	TransAlta Corp.
ESCO Technologies Inc.	PerkinElmer Inc.	TriMas Corporation
Exterran Holdings, Inc.	PH Glatfelter Co.	U.S. Silica Holdings, Inc.
Ferro Corporation	Plexus Corp.	Vertex Pharmaceuticals Incorporated
Franklin Electric Co., Inc.	Powell Industries, Inc.	WABCO Holdings Inc.
Graco Inc.	Quanex Building Products Corp.	Waters Corporation
Harsco Corporation	Range Resources Corporation

2018 Proxy Statement	Chart Industries, Inc. - A-1

ANNUAL MEETING OF CHART INDUSTRIES, INC.
Date:	MAY 25, 2018
Time:	9:00 A.M. (Local Time)
Place:	Renaissance Atlanta Airport Gateway Hotel,
2081 Convention Center Concourse, Atlanta, GA 30337

Please make your marks like this: ☒ Use dark black pencil or pen only. Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.

		For All	Withhold All	For All Except	Directors Recommend ê
1:	Election of Directors 01 W. Douglas Brown 02 Carey Chen 03 William C. Johnson 04 Steven W. Krablin 05 Michael L. Molinini 06 Elizabeth G. Spomer 07 Thomas L. Williams	☐	☐	☐	For

		For	Against	Abstain
2:	To ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018.	☐	☐	☐	For

3:	Advisory vote on compensation of named executive officers.	☐	☐	☐	For

4:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Chart Industries, Inc.

to be held on Friday, May 25, 2018

for Holders as of March 27, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE
Go To		866-509-1048
www.proxypush.com/GTLS
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL
• Mark, sign and date your Proxy Card/Voting Instruction Form.
OR	• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jillian C. Evanko and Derek B. Swanson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Chart Industries, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 and 3.

All votes must be received by 5:00 P.M., Eastern Time, May 24, 2018.

PROXY TABULATOR FOR CHART INDUSTRIES INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — Chart Industries, Inc. Annual Meeting of Stockholders May 25, 2018, 9.00 a.m. (Eastern) This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jillian C. Evanko and Derek B. Swanson (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Chart Industries, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Renaissance Atlanta Airport Gateway Hotel, 2081 Convention Center Concourse, Atlanta, GA 30337, on May 25, 2018 at 9.00 a.m. Eastern and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:
1. Elect the following seven directors: W. Douglas Brown, Carey Chen, William C. Johnson, Steven W. Krablin, Michael L. Molinini, Elizabeth G. Spomer, and Thomas L. Williams;
2. Ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018;
3. Vote, in an advisory manner, on the compensation of named executive officers; and
4. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each of proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐